Exhibit 99.1

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)

INDEPENDENT AUDITORS’ REPORT
Cole Real Estate Investments, Inc. (f/k/a Cole Credit Property Trust III, Inc.)
Phoenix, Arizona
We have audited the accompanying consolidated financial statements of Cole Real Estate Investments, Inc. (f/k/a Cole Credit Property Trust III, Inc.) and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2013, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cole Real Estate Investments, Inc. (f/k/a Cole Credit Property Trust III, Inc.) and its subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in accordance with accounting principles generally accepted in the United States of America.
Emphasis of Matter
As discussed in Note 3 to the financial statements, effective February 7, 2014, the Company entered into an Agreement and Plan of Merger with American Realty Capital Properties, Inc., and Clark Acquisition, LLC. The merger agreement provided for the merger of the Company with and into ARCP Merger Sub (the “ARCP Merger”), with ARCP Merger Sub surviving as a wholly owned subsidiary of American Realty Capital Properties, Inc.  Our opinion is not modified with respect to this matter.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
March 14, 2014

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31, 2013	December 31, 2012
ASSETS
Investment in real estate assets:
Land	$1,577,262	$1,490,843
Buildings and improvements, less accumulated depreciation of $307,795 and $187,870, respectively	4,539,196	4,222,363
Intangible lease assets, less accumulated amortization of $192,853 and $122,258, respectively	844,743	860,963
Total investment in real estate assets, net	6,961,201	6,574,169
Investment in notes receivable, net	65,169	90,358
Investment in marketable securities	11,753	51,103
Investment in marketable securities pledged as collateral	267,310	266,098
Investment in unconsolidated entities	91,242	96,785
Total investment in real estate and related assets, net	7,396,675	7,078,513
Assets related to real estate held for sale, net	—	15,485
Cash and cash equivalents	206,672	192,504
Restricted cash	18,810	18,444
Rents and tenant receivables, less allowance for doubtful accounts of $411 and $337, respectively	113,943	79,760
Intangible and other assets, net	117,376	11,790
Deferred financing costs, less accumulated amortization of $21,072 and $23,105, respectively	55,451	57,229
Goodwill	256,526	—
Leasehold improvements and property and equipment, net	20,674	—
Due from affiliates	11,950	—
Total assets	$8,198,077	$7,453,725
LIABILITIES AND EQUITY
Notes payable and other borrowings	$4,009,748	$3,292,048
Accounts payable and accrued expenses	88,872	42,756
Due to affiliates	229	4,525
Acquired below market lease intangibles, less accumulated amortization of $25,622 and $16,389, respectively	117,292	113,607
Dividends payable	29,546	26,399
Contingent consideration	283,606	5,341
Deferred rent, derivative and other liabilities	51,265	51,639
Total liabilities	4,580,558	3,536,315
Commitments and contingencies
Redeemable common stock	—	234,578
EQUITY:
Preferred stock, $0.01 par value; 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value; 990,000,000 shares authorized, 469,364,805 and 479,547,099 shares outstanding, respectively	4,693	4,795
Capital in excess of par value	4,196,952	4,068,015
Accumulated dividends in excess of earnings	(628,725)	(416,886)
Accumulated other comprehensive income	28,287	23,101
Total stockholders’ equity	3,601,207	3,679,025
Noncontrolling interests	16,312	3,807
Total equity	3,617,519	3,682,832
Total liabilities and equity	$8,198,077	$7,453,725
The accompanying notes are an integral part of these consolidated financial statements.

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Year Ended December 31,
	2013	2012	2011
Revenues:
Real estate investment revenue	$622,131	$494,272	$295,565
Interest income on real estate-related investments	30,253	27,068	7,905
Private capital management revenue	440,470	—	—
Total revenue	1,092,854	521,340	303,470
Expenses:
Reallowed fees and commissions	254,413	—	—
General and administrative expenses	148,772	14,887	10,140
Merger related stock-based compensation	36,792	—	—
Property operating expenses	67,473	45,539	20,671
Property and asset management expenses	15,334	44,641	25,593
Merger and acquisition related expenses	111,513	63,892	58,975
Depreciation and amortization	211,868	153,727	88,429
Total operating expenses	846,165	322,686	203,808
Operating income	246,689	198,654	99,662
Other income (expense):
Other income, net	3,486	19,084	1,818
Interest expense	(168,317)	(136,463)	(75,318)
Total other expense	(164,831)	(117,379)	(73,500)
Income from continuing operations before income taxes	81,858	81,275	26,162
Provision for income taxes	(17,962)	—	—
Income from continuing operations	63,896	81,275	26,162
Discontinued operations:
Income from discontinued operations	4,882	13,706	19,609
Gain on sale of real estate assets	55,027	108,457	—
Income from discontinued operations	59,909	122,163	19,609
Net income	123,805	203,438	45,771
Net income allocated to noncontrolling interests	815	100	475
Net income attributable to the Company	$122,990	$203,338	$45,296

Basic earnings per common share:
Income from continuing operations	$0.13	$0.18	$0.08
Income from discontinued operations	$0.12	$0.26	$0.06
Net income attributable to the Company	$0.26	$0.44	$0.15
Diluted earnings per common share:
Income from continuing operations	$0.13	$0.18	$0.08
Income from discontinued operations	$0.12	$0.26	$0.06
Net income attributable to the Company	$0.25	$0.44	$0.15
Weighted average number of common shares outstanding:
Basic	479,354,230	463,216,187	309,363,838
Diluted	490,346,762	463,216,187	309,363,838
Dividends declared per common share issued	$0.69	$0.65	$0.65
The accompanying notes are an integral part of these consolidated financial statements.

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)

	Year Ended December 31,
	2013	2012	2011
Net income	$123,805	$203,438	$45,771

Other comprehensive income:
Unrealized (loss) gain on marketable securities	(4,073)	53,664	1,335
Reclassification of previous unrealized gain on marketable securities into net income	(612)	(8,852)	—
Unrealized gain (loss) on interest rate swaps	7,307	(6,217)	(18,904)
Reclassification of previous unrealized loss on interest rate swaps into net income	2,564	9,263	—
Total other comprehensive income (loss)	5,186	47,858	(17,569)

Total comprehensive income	128,991	251,296	28,202
Comprehensive income attributable to noncontrolling interests	815	100	475
Total comprehensive income attributable to the Company	$128,176	$251,196	$27,727
The accompanying notes are an integral part of these consolidated financial statements.

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
CONSOLIDATED STATEMENTS OF EQUITY
(in thousands, except share amounts)

			Capital in	Accumulated	Accumulated
	Common Stock		Excess	Dividends	Other	Total	Non-
	Number of	Par	of Par	in Excess of	Comprehensive	Stockholders’	controlling	Total
	Shares	Value	Value	Earnings	(Loss) Income	Equity	Interests	Equity
Balance, January 1, 2011	248,070,364	$2,481	$2,164,528	$(163,040)	$(7,188)	$1,996,781	$371	$1,997,152
Issuance of common stock	141,490,293	1,414	1,405,275	—	—	1,406,689	—	1,406,689
Contributions from noncontrolling interests	—	—	—	—	—	—	481	481
Distributions to noncontrolling interests	—	—	—	—	—	—	(52)	(52)
Dividends to investors	—	—	—	(201,287)	—	(201,287)	—	(201,287)
Commissions on stock sales and related dealer manager fees	—	—	(114,550)	—	—	(114,550)	—	(114,550)
Other offering costs	—	—	(21,572)	—	—	(21,572)	—	(21,572)
Redemptions of common stock	(4,324,067)	(43)	(41,847)	—	—	(41,890)	—	(41,890)
Changes in redeemable common stock	—	—	(68,203)	—	—	(68,203)	—	(68,203)
Purchase of investment from noncontrolling interest	—	—	(707)	—	—	(707)	—	(707)
Comprehensive income (loss)	—	—	—	45,296	(17,569)	27,727	475	28,202
Balance, December 31, 2011	385,236,590	$3,852	$3,322,924	$(319,031)	$(24,757)	$2,982,988	$1,275	$2,984,263
Issuance of common stock	101,309,317	1,013	1,000,935	—	—	1,001,948	—	1,001,948
Contributions from noncontrolling interests	—	—	—	—	—	—	2,938	2,938
Distributions to noncontrolling interests	—	—	—	—	—	—	(506)	(506)
Dividends to investors	—	—	—	(301,193)	—	(301,193)	—	(301,193)
Commissions on stock sales and related dealer manager fees	—	—	(72,926)	—	—	(72,926)	—	(72,926)
Other offering costs	—	—	(13,188)	—	—	(13,188)	—	(13,188)
Redemptions of common stock	(6,998,808)	(70)	(68,532)	—	—	(68,602)	—	(68,602)
Changes in redeemable common stock	—	—	(100,477)	—	—	(100,477)	—	(100,477)
Purchase of investment from noncontrolling interest	—	—	(721)	—	—	(721)	—	(721)
Comprehensive income	—	—	—	203,338	47,858	251,196	100	251,296
Balance, December 31, 2012	479,547,099	$4,795	$4,068,015	$(416,886)	$23,101	$3,679,025	$3,807	$3,682,832
Issuance of common stock	7,830,909	78	74,317	—	—	74,395	—	74,395
Issuance of common stock related to the merger	8,568,980	86	90,574	—	—	90,660	—	90,660
Merger related stock-based compensation expense			36,792			36,792	—	36,792
Equity plans stock-based compensation expense	—	—	4,478	—	—	4,478		4,478
Contributions from noncontrolling interests	—	—	—	—	—	—	13,206	13,206
Distributions to noncontrolling interests	—	—	—	—	—	—	(1,516)	(1,516)
Dividends to investors	—	—	—	(334,829)	—	(334,829)	—	(334,829)
Redemptions of common stock	(6,174,020)	(62)	(62,006)	—	—	(62,068)	—	(62,068)
Tender repurchase of common stock	(20,408,163)	(204)	(249,796)			(250,000)	—	(250,000)
Changes in redeemable common stock	—	—	234,578	—	—	234,578	—	234,578
Comprehensive income	—	—	—	122,990	5,186	128,176	815	128,991
Balance, December 31, 2013	469,364,805	$4,693	$4,196,952	$(628,725)	$28,287	$3,601,207	$16,312	$3,617,519
The accompanying notes are an integral part of these consolidated financial statements.

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Net income	$123,805	$203,438	$45,771
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	133,868	110,533	70,823
Amortization of intangibles and deferred financing costs, net	97,992	74,869	46,253
Accretion of marketable securities and notes receivable, net	(5,151)	(4,280)	(1,788)
Equity in income of unconsolidated entities	(3,686)	(2,183)	(1,475)
Return on investment from unconsolidated entities	3,686	2,183	1,475
Gain on sale of real estate assets	(55,027)	(108,457)	—
Loss (gain) on sale of marketable securities	1,331	(12,455)	—
Loss on derivatives and extinguishment of debt	3,783	—	—
Merger related stock-based compensation	36,792	—	—
Equity plans stock-based compensation	4,478	—	—
Loss on change in fair value of contingent consideration, net	41,721	789	—
Other operating activities	589	(355)	213
Changes in assets and liabilities:
Rents and tenant receivables	(36,387)	(31,184)	(36,421)
Intangible and other assets	(16,380)	(4,537)	(3,766)
Due from affiliates	(7,643)	—	—
Accounts payable and accrued expenses	34,135	3,832	10,769
Deferred rent and other liabilities	(3,557)	9,521	10,535
Due to affiliates	(4,296)	750	3,292
Net cash provided by operating activities	350,053	242,464	145,681
Cash flows from investing activities:
Investment in real estate and related assets	(771,703)	(2,335,620)	(2,342,527)
Cash paid in connection with the merger, net of cash acquired	(7,251)	—	—
Principal repayments from mortgage notes receivable	25,929	864	276
Return of investment and repayment of advance from unconsolidated entities	6,110	22,748	1,148
Proceeds from sale and condemnation of real estate assets	195,251	536,113	18
Proceeds from the sale of marketable securities	36,533	63,422	—
Payment of property escrow deposits	(99,969)	(48,407)	(43,050)
Refund of property escrow deposits	86,249	53,096	38,875
Change in restricted cash	(366)	(904)	(5,417)
Investment in leasehold improvements and property and equipment	(1,141)	—	—
Net cash used in investing activities	(530,358)	(1,708,688)	(2,350,677)
Cash flows from financing activities:
Proceeds from issuance of common stock	—	832,869	1,296,596
Offering costs on issuance of common stock	—	(87,195)	(135,362)
Redemptions of common stock	(62,068)	(68,602)	(41,890)
Tender repurchase of common stock	(250,000)	—	—
Dividends to investors	(257,287)	(126,573)	(84,784)
Proceeds from notes payable and other borrowings	1,990,060	2,025,253	1,547,220
Repayment of notes payable and other borrowings	(1,220,041)	(1,107,062)	(239,401)
Deferred financing costs paid	(12,596)	(20,578)	(32,413)
Contributions from noncontrolling interests	13,206	2,938	481
Other financing activities, net	(6,801)	(8,675)	960
Net cash provided by financing activities	194,473	1,442,375	2,311,407
Net increase (decrease) in cash and cash equivalents	14,168	(23,849)	106,411
Cash and cash equivalents, beginning of year	192,504	216,353	109,942
Cash and cash equivalents, end of year	$206,672	$192,504	$216,353
The accompanying notes are an integral part of these consolidated financial statements.

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS
Cole Real Estate Investments, Inc. (formerly known as Cole Credit Property Trust III, Inc. (“CCPT III”)) (the “Company”) was a Maryland corporation that was formed on January 22, 2008, which elected to be taxed, and qualified, as a real estate investment trust (“REIT”) for federal income tax purposes as of December 31, 2013.
On October 22, 2013, the Company entered into an Agreement and Plan of Merger (the “ARCP Merger Agreement”) with American Realty Capital Properties, Inc., a Maryland corporation (“ARCP”) and Clark Acquisition, LLC, a Delaware limited liability company and wholly owned subsidiary of ARCP (“ARCP Merger Sub”). The ARCP Merger Agreement provided for the merger of the Company with and into ARCP Merger Sub (the “ARCP Merger”), with ARCP Merger Sub surviving as a wholly owned subsidiary of ARCP. On February 7, 2014, ARCP completed its acquisition of the Company.
Except where specifically noted herein, these notes to the accompanying consolidated financial statements discuss the Company, its operations and its business as of December 31, 2013 and prior to the ARCP Merger.
The Company operates through two business segments, Real Estate Investment (“REI”) and Private Capital Management (“PCM”), as further discussed in Note 4. Substantially all of the Company’s REI segment is conducted through Cole REIT III Operating Partnership, LP (“CCPT III OP”), a Delaware limited partnership. Substantially all of the Company’s PCM segment is conducted through Cole Capital Advisors, Inc. (“CCA”), an Arizona corporation. CCPT III OP and CCA are wholly owned subsidiaries of the Company and are included in the Company’s consolidated financial statements. CCA is treated as a taxable REIT subsidiary (“TRS”) under Section 856 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).
In the Offerings (as defined in Note 17), the Company issued approximately 499.9 million shares of its common stock for aggregate gross proceeds of $5.0 billion, before share redemptions pursuant to the Company’s share redemption program of $174.7 million and offering costs, selling commissions and dealer management fees of $463.2 million. On June 20, 2013, the Company listed its common stock on the New York Stock Exchange (the “NYSE”) under the ticker symbol “COLE” (the “Listing”). Subsequent to the Listing, the Company purchased $250.0 million of shares of its common stock pursuant to the Tender Offer (as defined in Note 17) and, in connection with the Listing, redeemed an aggregate of $394,000 of fractional shares.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The summary of significant accounting policies presented below is designed to assist in understanding the Company’s consolidated financial statements. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”), in all material respects, and have been consistently applied in preparing the accompanying consolidated financial statements.
Principles of Consolidation and Basis of Presentation
The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, consolidated joint venture arrangements in which the Company has controlling financial interests and REITs of which the Company is the sole stockholder. The portions of the consolidated joint venture arrangements not owned by the Company are presented as noncontrolling interests as of and during the period consolidated. All intercompany balances and transactions have been eliminated in consolidation. Certain prior year balances have been reclassified in the consolidated statements of operations to conform with the current year presentation of discontinued operations. In addition, prior year revenue amounts were reclassified in the consolidated statements of operations to conform to the current year presentation for the reportable segments. Also, certain prior year balances have been combined in the consolidated balance sheets, statements of operations and statements of cash flows.
The Company evaluates its relationships and investments to determine if it has variable interests.  A variable interest is an investment or other interest that will absorb portions of an entity’s expected losses or receive portions of the entity’s expected residual returns.  If the Company determines that it has a variable interest in an entity, it evaluates whether such interest is in a variable interest entity (“VIE”).  A VIE is broadly defined as an entity where either (1) the equity investors as a group, if any, lack the power through voting or similar rights to direct the activities of an entity that most significantly impact the entity’s economic performance or (2) the equity investment at risk is insufficient to finance that entity’s activities without additional subordinated financial support.  The Company consolidates any VIEs when it is determined to be the primary beneficiary of the VIE’s operations.

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

A variable interest holder is considered to be the primary beneficiary of a VIE if it has the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and has the obligation to absorb losses of, or the right to receive benefits from, the entity that could potentially be significant to the VIE. The Company qualitatively assesses whether it is (or is not) the primary beneficiary of a VIE. Consideration of various factors include, but are not limited to, the Company’s ability to direct the activities that most significantly impact the entity’s economic performance, its form of ownership interest, its representation on the entity’s governing body, the size and seniority of its investment, its ability and the rights of other investors to participate in policy making decisions and to replace the manager of and/or liquidate the entity.
The Company continually evaluates the need to consolidate joint ventures and the managed investment programs based on standards set forth in GAAP. In determining whether the Company has a controlling interest in a joint venture or managed investment programs and the requirement to consolidate the accounts of that entity, management considers factors such as ownership interest, power to make decisions and contractual and substantive participating rights of the partners/members as well as whether the entity is a VIE for which the Company is the primary beneficiary. As of December 31, 2013, the Company consolidated the accounts of four joint ventures (the “Consolidated Joint Ventures”), which held real estate assets with an aggregate book value of $275.0 million, and, as further discussed in Note 16, the accounts of two managed investment programs with aggregate cash of $338,000.
In addition, the Company evaluates its investments in marketable securities to determine if they represent variable interests in VIEs. As of December 31, 2013, the Company determined that investments in marketable securities are variable interests in VIEs, of which the Company is not the primary beneficiary because it does not have the ability to direct the activities of the VIEs that most significantly impact each entity’s economic performance. The Company’s maximum exposure to loss from these investments does not exceed their aggregate amortized cost basis.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Investment in and Valuation of Real Estate Assets
Real estate assets are stated at cost, less accumulated depreciation and amortization. Amounts capitalized to real estate assets consist of the cost of acquisition, excluding acquisition related expenses, construction and any tenant improvements, major improvements and betterments that extend the useful life of the real estate assets and leasing costs. All repairs and maintenance are expensed as incurred.
The Company is required to make subjective assessments as to the useful lives of its depreciable assets. The Company considers the period of future benefit of each respective asset to determine the appropriate useful life of the assets. Real estate assets, other than land, are depreciated or amortized on a straight-line basis. The estimated useful lives of the Company’s real estate assets by class are generally as follows:

Buildings	40 years
Tenant improvements	Lesser of useful life or lease term
Intangible lease assets	Lease term
When a real estate asset is identified by the Company as held for sale, the Company ceases depreciation and amortization of the assets related to the property and estimates the fair value, net of selling costs. If, in management’s opinion, the fair value, net of selling costs, of the asset is less than the carrying amount of the asset, an adjustment to the carrying amount would be recorded to reflect the estimated fair value of the property, net of selling costs.

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Allocation of Purchase Price of Real Estate Assets
Upon the acquisition of real properties, the Company allocates the purchase price to acquired tangible assets, consisting of land, buildings and improvements, and identified intangible assets and liabilities, consisting of the value of above market and below market leases and the value of in-place leases, based in each case on their respective fair values. Acquisition related expenses are expensed as incurred. The Company utilizes independent appraisals to assist in the determination of the fair values of the tangible assets of an acquired property (which includes land and building). The Company obtains an independent appraisal for each real property acquisition. The information in the appraisal, along with any additional information available to the Company’s management, is used in estimating the amount of the purchase price that is allocated to land. Other information in the appraisal, such as building value and market rents, may be used by the Company’s management in estimating the allocation of purchase price to the building and to intangible lease assets and liabilities. The appraisal firm has no involvement in management’s allocation decisions other than providing this market information.
The fair values of above market and below market lease intangibles are recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) an estimate of fair market lease rates for the corresponding in-place leases, which is generally obtained from independent appraisals, measured over a period equal to the remaining non-cancelable term of the lease including any bargain renewal periods, with respect to a below market lease. The above market and below market lease intangibles are capitalized as intangible lease assets or liabilities, respectively. Above market leases are amortized as a reduction to rental income over the remaining terms of the respective leases. Below market leases are amortized as an increase to rental income over the remaining terms of the respective leases, including any bargain renewal periods. In considering whether or not the Company expects a tenant to execute a bargain renewal option, the Company evaluates economic factors and certain qualitative factors at the time of acquisition, such as the financial strength of the tenant, remaining lease term, the tenant mix of the leased property, the Company’s relationship with the tenant and the availability of competing tenant space. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of above market or below market lease intangibles relating to that lease would be recorded as an adjustment to rental income.
The fair values of in-place leases include estimates of direct costs associated with obtaining a new tenant and opportunity costs associated with lost rental and other property income which are avoided by acquiring a property with an in-place lease. Direct costs associated with obtaining a new tenant include commissions and other direct costs and are estimated in part by utilizing information obtained from independent appraisals and management’s consideration of current market costs to execute a similar lease. The intangible values of opportunity costs, which are calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease, are capitalized as intangible lease assets and are amortized to expense over the remaining term of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of in-place lease assets relating to that lease would be expensed.
The Company has acquired, and may continue to acquire, certain properties subject to contingent consideration arrangements that may obligate the Company to pay additional consideration to the seller based on the outcome of future events. Additionally, the Company may acquire certain properties for which it funds certain contingent consideration amounts into an escrow account pending the outcome of certain future events. The outcome may result in the release of all or a portion of the escrow funds to the Company or the seller or a combination thereof. Contingent consideration arrangements are based on a predetermined formula and have set time periods regarding the obligation to make future payments, including funds released to the seller from escrow accounts, or the right to receive escrowed funds as set forth in the respective purchase and sale agreement. Contingent consideration arrangements, including amounts funded through an escrow account, are recorded upon acquisition of the respective property at their estimated fair value, and any changes to the estimated fair value, subsequent to acquisition, are reflected in the accompanying consolidated statements of operations. The determination of the amount of contingent consideration arrangements is based on the probability of several possible outcomes as identified by management. The respective amounts recorded are carried at fair value, with any changes in fair value included in net income.
The Company estimates the fair value of assumed mortgage notes payable based upon indications of current market pricing for similar types of debt financing with similar maturities. Assumed mortgage notes payable are initially recorded at their estimated fair value as of the assumption date, and any difference between such estimated fair value and the mortgage note’s outstanding principal balance is amortized to interest expense over the term of the respective mortgage note payable.
The determination of the fair values of the real estate assets and liabilities acquired requires the use of significant assumptions with regard to the current market rental rates, rental growth rates, capitalization and discount rates, interest rates and other variables. The use of alternative estimates may result in a different allocation of the Company’s purchase price, which could impact the Company’s results of operations.

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Discontinued Operations
Upon the disposal of a real estate asset or the determination of a real estate asset as being held for sale, the Company determines if the asset disposed of is considered a component of the Company. A component is comprised of operations and cash flows that can clearly be distinguished, operationally and for financial reporting purposes, from the rest of the Company. If the asset is considered a component of the Company, the results of operations and gains or losses on the sale of the component are required to be presented in discontinued operations if both of the following criteria are met: (1) the operations and cash flows of the asset have been (or will be) eliminated from the ongoing operations of the Company as a result of the disposal transaction and (2) the Company will not have any significant continuing involvement in the operations of the asset after the disposal transaction. Also, the prior period results of operations for the asset are reclassified and presented in discontinued operations in the prior consolidated statements of operations.
Sale of Real Estate Assets
Gains on the sale of real estate assets are recognized by the full accrual method when the following criteria are met: (1) the gain is determinable, that is, the collectability of the sales price is reasonably assured or the amount that will not be collectible can be estimated, and (2) the earnings process is virtually complete, that is, the Company is not obligated to perform significant activities after the sale to earn the gain.
Investment in Notes Receivable
Notes receivable consist of loans acquired by the Company, which are secured by real estate properties. Notes receivable are recorded at stated principal amounts net of any discount or premium and deferred loan origination costs or fees. The related discounts or premiums are accreted or amortized over the life of the related note receivable. The Company defers certain loan origination and commitment fees and amortizes them as an adjustment of yield over the term of the related note receivable. The related accretion of discounts and/or amortization of premiums and origination costs are recorded in interest income on notes receivable. If a note receivable is prepaid, any unamortized discounts and/or amortization of premiums and origination costs related to the note receivable would be recorded as an increase or deduction to interest income on notes receivable. The Company evaluates the collectability of both interest and principal on each note receivable to determine whether it is collectible, primarily through the evaluation of credit quality indicators such as underlying collateral and payment history. A note receivable is considered to be impaired, when based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the existing contractual terms. If a note receivable is considered to be impaired, the amount of loss is calculated by comparing the recorded investment to the value determined by discounting the expected future cash flows at the note receivable’s effective interest rate or to the value of the underlying collateral if the note receivable is collateral dependent. Interest income on performing notes receivable is accrued as earned. Interest income on impaired notes receivable is recognized on a cash basis. Evaluating notes receivable for potential impairment can require management to exercise significant judgments. No impairment losses or allowances were recorded related to notes receivable during the years ended December 31, 2013, 2012 and 2011.
Investment in Marketable Securities
Investments in marketable securities consist of investments in commercial mortgage-backed securities (“CMBS”), including those pledged as collateral. The Company classifies its investments as available-for-sale because although the Company does not actively trade these securities, the Company may sell them prior to their maturity. These investments are carried at estimated fair value with unrealized gains and losses reported in accumulated other comprehensive income. The Company uses estimated non-binding quoted market prices from the trading desks of financial institutions that are dealers in such securities, where available, for similar CMBS tranches that actively participate in the CMBS market and industry benchmarks, such as Trepp’s CMBS Analytics, where applicable. Market conditions, such as interest rates, liquidity, trading activity and credit spreads may cause significant variability to the received quotes. If the Company is unable to obtain quotes or if the Company believes the quotes received are inaccurate, the Company would estimate fair value using internal models that primarily consider Trepp’s CMBS Analytics, expected cash flows, known and expected defaults and rating agency reports. Changes in market conditions could result in a significant increase or decrease in the recorded amount of the securities. Significant judgment is involved in valuations and different judgments and assumptions used in management’s valuation could result in alternative valuations. If there are significant disruptions to the financial markets, the Company’s estimates of fair value may have significant volatility. Upon the sale of a security, the realized net gain or loss is computed on a specific identification basis.

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Accretion of discounts on the CMBS is recognized based on the effective yield method and is recorded in the accompanying consolidated statements of operations in interest income on real estate-related investments. The effective yield on these CMBS is based on the projected cash flows from each security, which are estimated based on the Company’s observation of current information and events and include assumptions related to interest rates, prepayment rates and the timing and amount of credit losses. The Company reviews and, if appropriate, makes adjustments to its cash flow projections based on input and analysis received from external sources, internal models, and its judgment about interest rates, prepayment rates, the timing and amount of credit losses, and other factors. Changes in cash flows from those originally projected, or from those estimated at the last evaluation, may result in a prospective change in the yield/interest income recognized on such securities. Actual maturities of the securities are affected by the contractual lives of the associated mortgage collateral, periodic payments of principal, and prepayments of principal. Therefore actual maturities of the securities may be shorter than stated contractual maturities.
Investment in Unconsolidated Entities
Investment in Unconsolidated Joint Ventures
Investment in unconsolidated joint ventures as of December 31, 2013 consisted of the Company’s interest in seven joint ventures that owned 12 properties (the “Unconsolidated Joint Ventures”). As of December 31, 2013, the Company owned aggregate equity investments of $90.8 million in the Unconsolidated Joint Ventures. The Company accounts for the Unconsolidated Joint Ventures using the equity method of accounting as the Company has the ability to exercise significant influence, but not control, over operating and financial policies of these investments. The equity method of accounting requires the investment to be initially recorded at cost and subsequently adjusted for the Company’s share of equity in the joint ventures’ earnings and distributions.
Investment in Unconsolidated Managed REITs
As of December 31, 2013, the Company owned aggregate equity investments of $412,000 in the following publicly registered, non-traded REITs: Cole Credit Property Trust, Inc. (“CCPT”), Cole Credit Property Trust IV, Inc. (“CCPT IV”), Cole Corporate Income Trust, Inc. (“CCIT”) and Cole Real Estate Income Strategy (Daily NAV), Inc. (“INAV”, and collectively with CCPT, CCPT IV and CCIT, the “Unconsolidated Managed REITs”). The Company accounts for these investments using the equity method of accounting as the Company has the ability to exercise significant influence, but not control, over the Unconsolidated Managed REITs’ operating and financial policies through its advisory and property management agreements with the respective Unconsolidated Managed REITs. The equity method of accounting requires the investment to be initially recorded at cost and subsequently adjusted for the Company’s share of equity in the respective Unconsolidated Managed REIT’s earnings and distributions.
Leasehold Improvements and Property and Equipment
The Company leases its office facilities under operating leases. Leasehold improvements are recorded at cost less accumulated amortization. Leasehold improvements are amortized over the lesser of the estimated useful life or remaining lease term. The Company recorded $908,000 of amortization expense for the period from the Cole Holdings Merger Date (as defined in Note 3) to December 31, 2013. Accumulated amortization was $908,000 as of December 31, 2013.
Property and equipment, which primarily include office furniture, fixtures and equipment and computer hardware and software, are stated at cost less accumulated depreciation. Property and equipment are depreciated on a straight-line method over the estimated useful lives of the assets, which range from five to seven years. Depreciation expense for property and equipment totaled $1.1 million for the period from the Cole Holdings Merger Date to December 31, 2013. Accumulated depreciation was $1.1 million as of December 31, 2013. The Company reassesses the useful lives of its property and equipment and adjusts the future monthly depreciation expense based on the new useful life, as applicable. If the Company disposes of an asset, the asset and related accumulated depreciation are written off upon disposal.
Goodwill
In the case of a business combination, after identifying all tangible and intangible assets and liabilities, the excess consideration paid over the fair value of the assets and liabilities acquired and assumed represents goodwill. The Company allocates goodwill to the respective reporting unit in which such goodwill arose. In connection with the Cole Holdings Merger (as defined in Note 3), the Company recorded goodwill in its PCM segment. Prior to the Cole Holdings Merger, there was no goodwill recorded.

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Impairments
Real Estate Assets
The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of its real estate assets may not be recoverable. Impairment indicators that the Company considers include, but are not limited to, bankruptcy or other credit concerns of a property’s major tenant, such as a history of late payments, rental concessions and other factors, a significant decrease in a property’s revenues due to lease terminations, vacancies, co-tenancy clauses, reduced lease rates or other circumstances. When indicators of potential impairment are present, the Company assesses the recoverability of the assets by determining whether the carrying amount of the assets will be recovered through the undiscounted future cash flows expected from the use of the assets and their eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying amount, the Company will adjust the real estate assets to their respective fair values and recognize an impairment loss. Generally, fair value is determined using a discounted cash flow analysis and recent comparable sales transactions. When developing estimates of expected future cash flows, the Company makes certain assumptions regarding future market rental income amounts subsequent to the expiration of current lease agreements, property operating expenses, terminal capitalization and discount rates, the expected number of months it takes to re-lease the property, required tenant improvements and the number of years the property will be held for investment. The use of alternative assumptions in estimating expected future cash flows could result in a different determination of the property’s expected future cash flows and a different conclusion regarding the existence of an impairment, the extent of such loss, if any, as well as the fair value of the real estate assets. No impairment indicators were identified and no impairment losses were recorded related to the Company’s real estate assets during the years ended December 31, 2013, 2012 and 2011.
Investment in Marketable Securities
The Company monitors its available-for-sale securities for impairments. A loss is recognized when the Company determines that a decline in the estimated fair value of a security below its amortized cost is other-than-temporary. The Company considers many factors in determining whether the impairment of a security is deemed to be other-than-temporary, including, but not limited to, the length of time the security has had a decline in estimated fair value below its amortized cost, the amount of the unrealized loss, the intent and ability of the Company to hold the security for a period of time sufficient for a recovery in value, recent events specific to the issuer or industry, external credit ratings and recent changes in such ratings. The analysis of determining whether the impairment of a security is deemed to be other-than-temporary requires significant judgments and assumptions. The use of alternative judgments and assumptions could result in a different conclusion. No impairment indicators were identified and no impairment losses were recorded related to the Company’s marketable securities during the years ended December 31, 2013, 2012 and 2011.
Investment in Unconsolidated Entities
The Company is required to determine whether an event or change in circumstances has occurred that may have a significant adverse effect on the fair value of any of its investments in the unconsolidated entities. If an event or change in circumstance has occurred, the Company is required to evaluate its investment in the unconsolidated entity for potential impairment and determine if the carrying amount of its investment exceeds its fair value. An impairment charge is recorded when an impairment is deemed to be other-than-temporary. To determine whether an impairment is other-than-temporary, the Company considers whether it has the ability and intent to hold the investment until the carrying amount is fully recovered. The evaluation of an investment in an unconsolidated entity for potential impairment requires the Company’s management to exercise significant judgment and to make certain assumptions.  The use of different judgments and assumptions could result in different conclusions. No impairment indicators were identified and no impairment losses were recorded related to the Company’s unconsolidated entities during the years ended December 31, 2013, 2012 and 2011.
Leasehold Improvements and Property and Equipment
Leasehold improvements and property and equipment are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If this review indicates that the carrying amount of the asset is not recoverable, the Company records an impairment loss, measured at fair value by estimated discounted cash flows or market appraisals. No impairments of leasehold improvements or property or equipment were identified during the period from the Cole Holdings Merger Date to December 31, 2013.

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Goodwill
The Company identifies its reporting units by assessing whether the components of operating segments constitute businesses for which discrete financial information is available and management regularly reviews the operating results of those components.
The Company will evaluate goodwill for possible impairment at least annually in the first quarter or upon the occurrence of a triggering event using a two-step process. To identify any impairment, the Company will first compare the estimated fair value of the reporting unit with its respective carrying amount, including goodwill. The Company will calculate the estimated fair value of the reporting unit by applying a multiple, based on comparable companies, to earnings. The selection of the comparable companies and transactions to be used in the Company’s evaluation process could have a significant impact on the fair value of the Company’s reporting unit and possible impairments. If the fair value of the reporting unit exceeds its carrying amount, the Company will not consider goodwill to be impaired and no further analysis will be required. If the carrying amount of the reporting unit exceeds its estimated fair value, the Company will then perform the second step to determine and measure the amount of the potential impairment charge.
For the second step, the Company will compare the implied fair value of the goodwill for the reporting unit with its respective carrying amount and record an impairment charge equal to the excess of the carrying amount over the implied fair value. The Company will determine the implied fair value of the goodwill by allocating the estimated fair value of the reporting unit to its assets and liabilities. The excess of the estimated fair value of the reporting unit over the amounts assigned to its assets and liabilities will be the implied fair value of the goodwill. The evaluation of goodwill for potential impairment requires the Company’s management to exercise significant judgment and to make certain assumptions.  The use of different judgments and assumptions could result in different conclusions.
Cash and Cash Equivalents
The Company considers all highly liquid instruments with maturities when purchased of three months or less to be cash equivalents. The Company considers investments in highly liquid money market accounts to be cash equivalents.
Restricted Cash and Escrows
Included in restricted cash was $16.1 million and $14.0 million as of December 31, 2013 and 2012, respectively, held by lenders in escrow accounts for tenant and capital improvements, leasing commissions, repairs and maintenance and other lender reserves for certain properties, in accordance with the respective lender’s loan agreement. Also included in restricted cash was $2.7 million and $4.4 million as of December 31, 2013 and 2012, respectively, held by lenders in a lockbox account. As part of certain debt agreements, rents from certain encumbered properties are deposited directly into a lockbox account, from which the monthly debt service payment is disbursed to the lender and the excess is disbursed to the Company.
Concentration of Credit Risk
As of December 31, 2013, the Company had cash on deposit, including restricted cash accounts held by the Company, at 11 financial institutions, in nine of which the Company had deposits in excess of federally insured levels, totaling $206.9 million; however, the Company has not experienced any losses in such accounts. The Company limits significant cash investments to accounts held by financial institutions with high credit standing; therefore, the Company believes it is not exposed to any significant credit risk on its cash deposits.
No single tenant or industry accounted for greater than 10% of the Company’s 2013 gross annualized rental revenues as of December 31, 2013. The Company has certain geographic concentrations in its property holdings. In particular, as of December 31, 2013, 184 of the Company’s properties were located in Texas, which accounted for 14% of its 2013 gross annualized rental revenues.

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Rents and Tenant Receivables
Rents and tenant receivables primarily include amounts to be collected in future periods related to the recognition of rental income on a straight-line basis over the lease term and cost recoveries due from tenants. The Company makes estimates of the uncollectability of its accounts receivable related to base rents, expense reimbursements and other revenues. The Company analyzes accounts receivable and historical bad debt levels, customer creditworthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. In addition, tenants in bankruptcy, if any, are analyzed and estimates are made in connection with the expected recovery of pre-petition and post-petition claims. The Company’s reported net income or loss is directly affected by management’s estimate of the collectability of accounts receivable. The Company records allowances for those balances that the Company deems to be uncollectible, including any amounts relating to straight-line rent receivables.
Prepaid Expenses
Prepaid expenses include expenses paid as of the balance sheet date that relate to future periods and will be expensed or reclassified to another account during the period to which the costs relate. Any amounts with no future economic benefit are charged to earnings when identified.
Program Development Costs
The Company pays for organization, registration and offering expenses associated with the sale of common stock of the Unconsolidated Managed REITs, Cole Office & Industrial REIT (CCIT II), Inc. (“CCIT II”, and collectively with the Unconsolidated Managed REITs, the “Managed REITs”) and Cole Credit Property Trusty V, Inc. (“CCPT V”), which was in the registration process as of December 31, 2013.  The reimbursement of these expenses by the Managed REITs and CCPT V is limited to a certain percentage of the proceeds raised from their offerings, in accordance with their respective advisory agreement and charter. Expenses paid by the Company on behalf of the Managed REITs and CCPT V in excess of these limits that are expected to be collected are recorded as program development costs. The Company assesses the collectability of the program development costs, considering the offering period and historical and forecasted sales of shares under the Managed REITs’ and CCPT V’s respective offerings and reserves for any balances considered not collectible. No reserves were recorded as of December 31, 2013, as the Company expects to be reimbursed for all of the program development costs by the Managed REITs and CCPT V as they raise additional proceeds from their respective offerings.
Due from Affiliates
The Company receives or may be entitled to receive compensation and reimbursement for services primarily relating to the Managed REITs’ and CCPT V’s offerings and the investment, management, financing and disposition of their respective assets. Refer to Note 16 for further explanation.
Deferred Lease Liabilities and Rent Expense
The Company leases its office facilities under operating leases. Certain lease agreements contain rent escalation clauses that require scheduled rent increases during the lease term. The Company records rental expense for the non-cancelable lease term of each lease on a straight-line basis. As of December 31, 2013, the Company had deferred rent obligations related to the recognition of rental expense on a straight-line basis of $230,000, which are included in the accompanying consolidated balance sheets in deferred rent, derivative and other liabilities.
Reportable Segments
The Company has concluded that it has two reportable segments as it has organized its operations into two operating segments for management and internal financial reporting purposes, Real Estate Investment and Private Capital Management. The identification and aggregation of reportable segments may require the Company’s management to exercise certain judgments. Refer to Note 4 for further information.

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Revenue Recognition
Real Estate Investment Segment
Certain acquired properties have leases where minimum rental payments increase during the term of the lease. The Company records rental income for the full term of each lease on a straight-line basis. When the Company acquires a property, the terms of existing leases are considered to commence as of the acquisition date for the purpose of this calculation. The Company defers the recognition of contingent rental income, such as percentage rents, until the specific target that triggers the contingent rental income is achieved. Expected reimbursements from tenants for recoverable real estate taxes and operating expenses are included in tenant reimbursement income in the period when such costs are incurred.
Private Capital Management Segment
Revenue consists of securities sales commissions, dealer manager and distribution fees, real estate acquisition fees, asset management fees, property management fees, advisory fees and performance fees for services relating to the Managed REITs’ offerings and the investment and management of their respective assets, in accordance with the respective advisory and dealer manager agreements. The Company records revenue related to acquisition fees, securities sales commissions, dealer manager and distribution fees upon completion of a transaction and asset and property management fees as services are performed. The Company is also reimbursed for certain costs incurred in providing these services. Securities sales commissions and dealer manager reimbursements are recorded as revenue as the expenses are incurred. Other reimbursements are recorded as revenue when collectability is reasonably assured.
Stock-Based Compensation
The Company has granted restricted share units and performance share units to certain employees and independent directors of the Company under the Equity Plans (as defined in Note 18). Stock-based compensation expense is based on the grant date fair value, calculated in accordance with GAAP, and is recognized on a straight-line basis over the respective vesting period, net of estimated forfeitures.
Earnings Per Share
Basic earnings per common share is calculated by dividing net income attributable to the Company, as adjusted for dividends attributable to participating securities, by the weighted average number of shares outstanding during each year. Diluted earnings per common share reflects the potential dilution, calculated in accordance with GAAP, of securities that could share in earnings, such as potentially dilutive common shares that may be issuable under the Equity Plans and certain contingent consideration arrangements, and is calculated by dividing net income by the weighted average number of shares, including dilutive securities outstanding during the year.
Income Taxes
The Company qualified and elected to be taxed as a REIT for federal income tax purposes under Sections 856 through 860 of the Internal Revenue Code as of December 31, 2013. As a REIT, except as discussed below, the Company generally is not subject to federal income tax on taxable income that it distributes to its stockholders so long as it distributes at least 90% of its annual taxable income (computed without regard to the dividends paid deduction and excluding net capital gains). REITs are subject to a number of other organizational and operational requirements. Even if the Company maintains its qualification for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.
The Company conducts substantially all of its PCM segment operations through a TRS. A TRS is a subsidiary of a REIT that is subject to corporate federal, state and local income taxes, as applicable. The Company’s use of a TRS enables it to engage in certain businesses while complying with the REIT qualification requirements and to retain any income generated by these businesses for reinvestment without the requirement to distribute those earnings. The Company conducts all of its business in the United States, and as a result, the Company files income tax returns in the U.S. federal jurisdiction and various state and local jurisdictions. Certain of the Company’s inter-company transactions that have been eliminated in consolidation for financial accounting purposes are also subject to taxation.

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The Company provides for income taxes in accordance with current authoritative accounting and tax guidance. The tax expense or benefit related to significant, unusual or extraordinary items is recognized in the year in which those items occur. In addition, the effect of changes in enacted tax laws, rates or tax status is recognized in the year in which the change occurs. The accounting estimates used to compute the provision for income taxes may change as new events occur, additional information is obtained or the tax environment changes.
Employee Benefit Plans
The Company maintains a 401(k) defined contribution plan (the “401(k) Plan”), which covers substantially all employees. The 401(k) Plan permits participants to contribute to the 401(k) Plan on the first of the month following their date of hire subject to Internal Revenue Code restrictions. Employer matching contributions are discretionary and determined to be a percent of the respective employee’s contribution, subject to maximum limits. The Company’s matching contributions were $543,000 for the period from the Cole Holdings Merger Date to December 31, 2013 and are included in general and administrative expenses in the accompanying consolidated statements of operations.
Derivative Instruments and Hedging Activities
The Company accounts for its derivative instruments, including certain derivative instruments embedded in other contracts, at fair value. Accounting for changes in the fair value of a derivative instrument depends on the intended use and designation of the derivative instrument. The change in fair value of the effective portion of the derivative instrument that is designated as a hedge is recorded as other comprehensive income. The changes in fair value for derivative instruments that are not designated as a hedge or that do not meet the hedge accounting criteria are recorded as a gain or loss to operations.
Deferred Financing Costs
Deferred financing costs are capitalized and amortized on a straight-line basis over the term of the related financing arrangement, which approximates the effective interest method. If a note payable is prepaid, any unamortized deferred financing costs related to the note payable would be expensed. Amortization of deferred financing costs, including any write-offs, was $13.6 million, $14.1 million and $8.4 million during the years ended December 31, 2013, 2012 and 2011, respectively, and was recorded in interest expense in the consolidated statements of operations.
Stockholders’ Equity
As of December 31, 2013 and 2012, the Company was authorized to issue 990.0 million shares of common stock and 10.0 million shares of preferred stock. All shares of such stock have a par value of $0.01 per share. The Company’s board of directors may amend the charter to authorize the issuance of additional shares of capital stock without obtaining stockholder approval.
Interest
Interest is charged to interest expense as it accrues, unless the interest relates to loans on properties under development, in which case it is capitalized. During the years ended December 31, 2013, 2012 and 2011, the Company capitalized $43,000, $299,000 and $48,000, respectively, of interest costs relating to the development projects as discussed in Note 6 to these consolidated financial statements.
Dividends Payable and Dividends Policy
In order to maintain its status as a REIT, the Company is required to, among other things, make distributions each taxable year equal to at least 90% of its taxable income, computed without regard to the dividends paid deduction and excluding net capital gains. To the extent funds are available, the Company intends to pay regular dividends to stockholders. Dividends are paid to stockholders of record as of the applicable record dates.

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The Company’s board of directors authorized a daily distribution, based on 365 days in the calendar year (each, a “Daily Distribution”) for stockholders of record as of the close of business on each day of the period, commencing on January 1, 2013 and ending on June 30, 2013 (each, a “Record Date”), with each Daily Distribution payable (1) as of each Record Date prior to April 5, 2013 (the closing date of the consummation of the Cole Holdings Merger) in the amount of $0.001781016 per share (which equated to 6.50% on an annualized basis, assuming a $10.00 per share purchase price) and (2) as of each Record Date on or after April 5, 2013 (the closing date of the consummation of the Cole Holdings Merger) in the amount of $0.0019179 per share (which equated to 7.00% on an annualized basis, assuming a $10.00 per share purchase price). As a result of the consummation of the Cole Holdings Merger, as discussed in Note 3, the Daily Distributions on and after the Cole Holdings Merger Date and through June 30, 2013 therefore increased as set forth above.
On June 17, 2013, the Company’s board of directors authorized the declaration and payment of a cash dividend on a monthly basis, in the amount of $0.05833334 per share of common stock (a monthly rate that is equivalent to an annual rate of $0.70 per share) for stockholders of record as of each of July 31, 2013, August 30, 2013 and September 30, 2013, respectively. The payment dates for the dividends for the stockholders of record as of July 31, 2013, August 30, 2013 and September 30, 2013 were August 1, 2013, September 3, 2013 and October 1, 2013, respectively. In August 2013, the Company’s board of directors authorized (1) an increase to its previous authorization of the payment of cash dividends for each of the months of August and September 2013 from $0.05833334 per share of common stock (a monthly rate that is equivalent to an annual rate of $0.70 per share) to $0.06 per share of common stock (a monthly rate that is equivalent to an annual rate of $0.72 per share) and (2) the declaration and payment of a cash dividend on a monthly basis, in the amount of $0.06 per share of common stock (a monthly rate that is equivalent to an annual rate of $0.72 per share) for stockholders of record as of October 31, 2013. The payment dates for the dividends for the stockholders of record as of August 30, 2013, September 30, 2013 and October 31, 2013 were September 3, 2013, October 1, 2013, and November 1, 2013, respectively.
On November 1, 2013, the Company’s board of directors authorized the declaration and payment of a cash dividend on a monthly basis, in the amount of $0.06 per share of common stock (a monthly rate that is equivalent to an annual rate of $0.72 per share) for stockholders of record as of each of November 29, 2013, December 31, 2013 and January 31, 2014, respectively.  The payment dates for the dividends for the stockholders of record as of November 29, 2013, December 31, 2013 and January 31, 2014 were December 2, 2013, January 2, 2014 and February 3, 2014, respectively.  Pursuant to the ARCP Merger Agreement, on February 7, 2014, the Company paid a “stub period” dividend to its stockholders for the period from February 1, 2014 through February 6, 2014, the last business day prior to the closing of the ARCP Merger. The amount of such “stub period” dividend paid by the Company was $0.01285714 per share.
Repurchase Agreements
In certain circumstances the Company may obtain financing through a repurchase agreement. The Company evaluates the initial transfer of a financial instrument and the related repurchase agreement for sale accounting treatment. In instances where the Company maintains effective control over the transferred securities, the Company accounts for the transaction as a secured borrowing, and accordingly, both the securities and related repurchase agreement payable are recorded separately in the consolidated balance sheets. In instances where the Company does not maintain effective control over the transferred securities, the Company accounts for the transaction as a sale of securities for proceeds consisting of cash and a forward purchase contract.
Recent Accounting Pronouncements
In February 2013, the U.S. Financial Accounting Standards Board issued Accounting Standards Update, 2013-02 Comprehensive Income (Topic 220), Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (“ASU 2013-02”), which amends the reporting requirements for comprehensive income pertaining to the reclassification of items out of accumulated other comprehensive income. ASU 2013-02 was effective for the Company beginning January 1, 2013 and the Company has presented the required information within the consolidated statements of comprehensive income and notes to the financial statements.

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

NOTE 3 — MERGERS
Cole Holdings Merger
Overview
On March 5, 2013, CCPT III, Cole Holdings Corporation (“Holdings”), an Arizona corporation that was originally wholly owned by Christopher H. Cole, the current executive chairman of the Company’s board of directors, and the former chairman, chief executive officer and president of the Company (the “Holdings Stockholder”), CREInvestments, LLC, a Maryland limited liability company and a wholly-owned subsidiary of the Company (“Merger Sub”), and the Holdings Stockholder entered into an Agreement and Plan of Merger (the “Cole Holdings Merger Agreement”). The Cole Holdings Merger Agreement provided for the merger of Holdings with and into Merger Sub (the “Cole Holdings Merger”), with Merger Sub surviving and continuing its existence under the laws of the state of Maryland as a wholly owned subsidiary of the Company. The Cole Holdings Merger Agreement, and the transactions contemplated thereby, were approved by the Company’s board of directors at the recommendation of a special committee of the board of directors comprised solely of independent directors. Effective April 5, 2013 (the “Cole Holdings Merger Date”), the Company closed the Cole Holdings Merger and entered into a registration rights agreement and an escrow agreement in connection with the completion of the Cole Holdings Merger.
Consideration
As a result of the Cole Holdings Merger, certain of Holdings’ executive officers became entitled to a portion of the consideration that otherwise would have been paid to the Holdings Stockholder in the Cole Holdings Merger. In the Cole Holdings Merger, the Holdings Stockholder and such executive officers (collectively, the “Holdings Executives”) received a total of $21.9 million in cash, which included $1.9 million paid related to an excess working capital adjustment, and approximately 10.7 million newly-issued shares of common stock of the Company (including approximately 661,000 shares withheld to satisfy applicable tax withholdings) (the “Upfront Stock Consideration”). In addition, as a result of the listing of the Company’s common stock on the NYSE, an aggregate of approximately 2.1 million shares of common stock (including approximately 135,000 shares withheld to satisfy applicable tax withholdings) (the “Listing Consideration”) were issued to the Holdings Executives. In accordance with the Cole Holdings Merger Agreement and as further discussed below, approximately 4.3 million shares of the Upfront Stock Consideration and the Listing Consideration were placed into escrow (the “Escrow Shares”) and will be released on April 5, 2014, subject to meeting certain requirements. The Upfront Stock Consideration and the Listing Consideration are subject to a three-year lock-up with approximately one-third of the shares released each year following the Cole Holdings Merger Date.
Pursuant to the Cole Holdings Merger Agreement and certain preexisting transaction bonus entitlements, additional shares of the Company’s common stock are potentially payable in 2017 by the Company to the Holding Executives as an “earn-out” contingent upon the acquired business’ demonstrated financial success based on two criteria: (a) the acquired business generating Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) above a minimum threshold during the years ending December 31, 2015 and 2016 and (b) the Company’s stock performance relative to its peer group during the same period (collectively, the “Earnout Consideration”). The Earnout Consideration is subject to a lock-up until December 31, 2017. Additionally, the Holdings Executives may be entitled to additional shares of the Company’s common stock (the “Incentive Consideration,” and collectively with the Earnout Consideration, the “Merger Contingent Consideration”) based on the terms of the Company’s advisory agreement with a subsidiary of Holdings in effect prior to the Cole Holdings Merger. However, the Holdings Stockholder agreed as part of the Cole Holdings Merger to reduce the amount that would have been payable by 25%. The Incentive Consideration is based on 11.25% (reduced from 15% in the advisory agreement) of the amount by which the market value of the Company’s common stock raised in the Offerings (the “Capital Raised”) exceeds the amount necessary to generate an 8% cumulative, non-compounded annual return, including all dividends paid on Capital Raised, to investors. The market value of the Capital Raised is based on the average closing price over a period of 30 consecutive trading days (the “Incentive Consideration Test Period”) beginning 180 days after June 20, 2013, the date the Company’s shares of common stock were listed on the NYSE.
See section below captioned “— Letter Agreements” for a discussion of the treatment of the Merger Contingent Consideration and the Escrow Shares under the ARCP Merger Agreement.
Other Agreements
Under the Cole Holdings Merger Agreement, the Holdings Stockholder has agreed, subject to certain limitations, to indemnify the Company with respect to certain representations and warranties regarding Holdings and other matters.

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The Company and the Holdings Executives entered into an escrow agreement with U.S. Bank National Association related to the Escrow Shares, in part to satisfy the Holdings Stockholder’s indemnity obligations. Under the terms of the escrow agreement, the Company pays non-refundable dividends to the Holdings Executives and no forfeitures are expected.
At the closing of the Cole Holdings Merger, the Company and the Holdings Executives entered into a registration rights agreement pursuant to which the Company agreed to customary demand and piggyback registration rights with respect to the shares of the Company’s common stock issued pursuant to the Cole Holdings Merger or otherwise held by any of the Holdings Executives. The registration rights agreement also contains the lock-up provisions that are set forth in the Cole Holdings Merger Agreement.
Fair Value of Consideration Transferred
The Company accounted for the Cole Holdings Merger as a business combination under the acquisition method of accounting. During the years ended December 31, 2013 and 2012, the Company incurred $64.3 million and $3.5 million, respectively, for legal, consulting and other expenses related to the Cole Holdings Merger, which are included in merger and acquisition related expenses in the accompanying consolidated statements of operations. There were no such expenses incurred during the year ended December 31, 2011. As the release of the Escrow Shares from escrow is dependent upon continued employment by the Holdings Executives, among other factors, the fair value of the Escrow Shares of $50.3 million at the respective grant date is considered compensation that will be amortized over the period that the shares are required to be held in escrow. For the period from the Cole Holdings Merger Date to December 31, 2013, the Company recorded $36.8 million of amortization, which is recorded as merger related stock-based compensation in the accompanying consolidated statements of operations. As of December 31, 2013, the remaining unamortized merger related stock-based compensation expense totaled $13.5 million.
The estimated fair value of the consideration transferred at the Cole Holdings Merger Date, excluding the Escrow Shares value noted above, totaled $350.0 million and consisted of the following (in thousands):

	Amounts Previously Recognized as of the Cole Holdings Merger Date (Preliminary) (1)	Measurement Period Adjustments (2)	Amounts Recognized as of the Cole Holdings Merger Date (Final as Adjusted)
Estimated Fair Value of Consideration Transferred:
Cash	$21,886	$—	$21,886
Common stock - Upfront Stock Consideration	75,550	—	75,550
Common stock - Listing Consideration	15,110	—	15,110
Merger Contingent Consideration	209,553	27,928	237,481
Total consideration transferred	$322,099	$27,928	$350,027
________________

(1)	As reported in the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2013.

(2)	As reported in the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2013.
The estimated fair value of the Company’s shares of common stock issued in the Cole Holdings Merger as part of the Upfront Stock Consideration and the Listing Consideration was determined using a market approach that considered share prices as compared to performance measures of comparative public companies and management’s estimates of the Company’s pro forma results for the year ended December 31, 2013, adjusted for illiquidity discounts. The estimated fair value of the Incentive Consideration was calculated using the Monte Carlo method, a probabilistic valuation approach. The Company estimated the fair value of the Earnout Consideration based on probability-weighted discounted estimates of the acquired business’ EBITDA. These fair value measurements are based on significant inputs not observable in the market and thus represent a Level 3 measurement as discussed in Note 5. The key assumptions used in estimating the fair value of the Upfront Stock Consideration, the Listing Consideration and the Merger Contingent Consideration, as applicable, included (i) a discount rate of 9%, (ii) undiscounted price per share, on the Cole Holdings Merger Date, ranging from $12.25 to $13.22, (iii) aggregate illiquidity discounts ranging from 10% to 20%, (iv) average implied volatility of 17%, (v) average dividend yield of 6.0% and (vi) probability adjusted annual EBITDA ranging from $42.6 million to $147.0 million.

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Allocation of Consideration
The consideration transferred pursuant to the Cole Holdings Merger Agreement was allocated to the assets acquired and liabilities assumed, based upon their estimated fair values as of the Cole Holdings Merger Date. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the Cole Holdings Merger Date initially recorded, as well as measurement period adjustments made and the revised estimated fair values of the assets acquired and liabilities assumed at the Cole Holdings Merger Date (in thousands). The measurement period adjustments did not have a significant impact on the Company’s consolidated statements of operations in any period, and, therefore, the Company has not retrospectively adjusted its financial statements.

	Amounts Previously Recognized as of the Cole Holdings Merger Date (Preliminary) (1)	Measurement Period Adjustments	Amounts Recognized as of the Cole Holdings Merger Date (Final as Adjusted)
Identifiable Assets Acquired at Fair Value:
Cash and cash equivalents	$14,635	$—	$14,635
Leasehold improvements and property and equipment	21,495	—	21,495
Due from affiliates	4,304	—	4,304
Investment in unconsolidated entities	570	—	570
Intangible assets	70,092	1,852	71,944
Program development costs and other assets	24,126	(9,393)	14,733
Total identifiable assets acquired	135,222	(7,541)	127,681

Identifiable Liabilities Assumed at Fair Value:
Accounts payable and accrued expenses	23,619	—	23,619
Above market lease liabilities	5,183	—	5,183
Deferred tax liabilities, net	13,424	(8,046)	5,378
Total liabilities assumed	42,226	(8,046)	34,180

Net identifiable assets acquired	92,996	505	93,501
Goodwill	229,103	27,423	256,526
Net assets acquired	$322,099	$27,928	$350,027
________________

(1)	As reported in the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2013.
The intangible assets acquired primarily consist of management and advisory contracts that the Company has with the Unconsolidated Managed REITs and are subject to an estimated useful life of approximately four years. The Company recorded $13.3 million of amortization expense for the period from the Cole Holdings Merger Date to December 31, 2013. The estimated amortization expense for each of the years ending December 31, 2014, 2015 and 2016 is $18.0 million and the estimated amortization expense for the year ending December 31, 2017 is $4.7 million.
The goodwill recognized is primarily supported by management’s belief that the PCM segment brings an established management platform with numerous strategic benefits including growth from new income streams and the ability to offer new products. None of the goodwill is expected to be deductible for income tax purposes.
The fair value of the above market lease liabilities related to certain office leases assumed was recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) an estimate of fair market lease rates for the corresponding in-place leases, which was obtained from independent market reports, measured over a period equal to the remaining non-cancelable term of the lease including any bargain renewal periods. The above market lease liabilities are amortized as a decrease to rental expense over the remaining terms of the respective leases. Above market lease liabilities are included in deferred rent, derivative and other liabilities in the accompanying consolidated balance sheet as of December 31,

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

2013. The Company recorded $457,000 of amortization expense for the period from the Cole Holdings Merger Date to December 31, 2013. The estimated amortization expense for each of the years ending December 31, 2014 and 2015 is $618,000, the estimated amortization expense for the year ending December 31, 2016 is $567,000 and the estimated amortization expense for each of the years ending December 31, 2017 and 2018 is $412,000.
Pro Forma Financial Information (unaudited)
The following table summarizes selected unaudited pro forma financial information of the Company, as if the Cole Holdings Merger had occurred on January 1, 2012 for each period presented below. The unaudited pro forma financial information is presented for informational purposes only and is not necessarily indicative of what the Company’s actual results of operations would have been had it completed the Cole Holdings Merger on January 1, 2012, nor does it purport to represent the results of future operations. The table below presents the Company’s estimated revenue and net income, on a pro forma basis, for the years ended December 31, 2013 and 2012, respectively (in thousands).

	Year Ended December 31,
	2013	2012
Pro forma basis:
Revenue	$1,157,020	$677,610
Net income	$228,828	$108,110
The unaudited pro forma financial information for the year ended December 31, 2013 was adjusted to exclude $64.3 million for legal, consulting and other expenses related to the Cole Holdings Merger recorded during the year ended December 31, 2013. These costs were recognized in the pro forma financial information for the year ended December 31, 2012. The pro forma financial information was also adjusted for the year ended December 31, 2013 to exclude $36.8 million for merger related stock-based compensation expense recorded during the year ended December 31, 2013. These costs were recognized in the pro forma financial information for the year ended December 31, 2012. In addition, the pro forma financial information was adjusted to exclude fees paid by CCPT III to a subsidiary of Holdings during the year ended December 31, 2012 and from January 1, 2013 through the Cole Holdings Merger Date because these fees would not have been incurred if the Cole Holdings Merger had occurred on January 1, 2012.
ARCP Merger
On October 22, 2013, the Company entered into the ARCP Merger Agreement with ARCP and ARCP Merger Sub. The ARCP Merger Agreement provides for the merger of the Company with and into ARCP Merger Sub, with ARCP Merger Sub surviving as a direct wholly owned subsidiary of ARCP. The board of directors of the Company, by unanimous vote, approved the ARCP Merger Agreement, the ARCP Merger and the other transactions contemplated by the ARCP Merger Agreement.
The ARCP Merger became effective at 8:00 a.m. Eastern Time on February 7, 2014 (the “Effective Time”), as specified in the Articles of Merger filed with the State Department of Assessments and Taxation of Maryland and the Certificate of Merger filed with the Secretary of State of the State of Delaware. In connection with the consummation of the ARCP Merger, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than shares owned by ARCP, any subsidiary of ARCP or any wholly owned subsidiary of the Company, was converted into the right to receive either (i) 1.0929 shares of common stock, par value $0.01 per share, of ARCP (the “Stock Consideration”) for those stockholders of the Company who made a valid stock election or who did not make a valid stock or cash election on or prior to the election deadline in accordance with the terms of the ARCP Merger Agreement or (ii) $13.82 in cash (the “Cash Consideration” and together with the Stock Consideration, the “ARCP Merger Consideration”) for those stockholders of the Company who made a valid cash election pursuant to the ARCP Merger Agreement.
In addition, as provided in the ARCP Merger Agreement, immediately prior to the Effective Time, (i) the vesting of the Company’s outstanding RSUs (as defined in Note 18) was accelerated, and the shares of Company Common Stock deemed to be issued in settlement thereof were deemed to be entitled to receive the ARCP Merger Consideration, and (ii) Company’s outstanding PSUs (as defined in Note 18) vested based on the average of the target and maximum payout percentages set forth under the terms of the applicable award agreements, and the shares of Company Common Stock deemed to be issued in settlement thereof were deemed to be entitled to receive the ARCP Merger Consideration, in each case, in accordance with the cash or stock elections made by the holders thereof pursuant to the ARCP Merger Agreement.

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

 Pursuant to the ARCP Merger Agreement, on February 7, 2014, the Company paid a “stub period” dividend to its stockholders for the period from February 1, 2014 through February 6, 2014, the last business day prior to the closing of the ARCP Merger. The amount of such “stub period” dividend paid by the Company was $0.01285714 per share.
Indemnification Agreements
On October 22, 2013, the Company entered into indemnification agreements with each of its directors (the “indemnitee”) that obligated the Company to indemnify them to the maximum extent permitted by Maryland law against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding. The indemnitee was not entitled to indemnification if it was established that one of the exceptions to indemnification under Maryland law, as set forth in the indemnification agreement, exists.
In addition, the indemnification agreement required the Company to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by the Company of a statement from the indemnitee requesting the advance. The indemnification agreement also provided for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of the Company.
Letter Agreements
Concurrently with the execution of the ARCP Merger Agreement, Messrs. Cole and Nemer, Jeffrey C. Holland, the Company’s President and Chief Operating Officer, Stephan Keller, the Company’s Executive Vice President, Chief Financial Officer and Treasurer, and D. Kirk McAllaster, Jr., the Company’s Executive Vice President (collectively, the “Executives”) entered into letter agreements with the Company and ARCP (collectively, the “Letter Agreements”), pursuant to which each of them agreed, among other things, to certain arrangements in connection with closing of the ARCP Merger and the payment of amounts to which they were entitled under their respective employment agreements and/or the Cole Holdings Merger Agreement, under which the Executives were entitled to the Merger Contingent Consideration payable by the Company.
Under the Letter Agreements, within three business days after the ARCP Merger was consummated, ACRP was required to pay each Executive a specified amount in respect of the Merger Contingent Consideration (or bonus entitlements in respect thereof) that remained payable pursuant to the Cole Holdings Merger Agreement. The applicable amounts were $217,544,614 for Mr. Cole, $38,390,226 for Mr. Nemer, $9,421,000 each for Messrs. Holland and Keller and $5,223,160 for Mr. McAllaster (collectively, the “Holdings Merger Payments”). In connection with the transactions contemplated by the ARCP Merger Agreement, the Executives agreed to a reduction in the maximum amounts to which they were entitled pursuant to the terms of the Cole Holdings Merger Agreement in an aggregate amount equal to $50.0 million and, in furtherance of the foregoing, ARCP agreed to increase the exchange ratio from 1.0846 to 1.0929, such that the $50.0 million reduction in the maximum amounts to which the Executives would have otherwise been entitled was shared among all Cole stockholders. The Holdings Merger Payments were paid in shares of ARCP common stock, valued based on the volume weighted average closing sale price per share of ARCP common stock on the NASDAQ Stock Market over the ten consecutive trading days ending the trading day immediately before the date that the ARCP Merger was consummated. The ARCP Merger was consummated after the Incentive Consideration (or bonus entitlements in respect thereof) had been paid to the Executives. Therefore, for each Executive, the Holdings Merger Payment was offset dollar-for-dollar by the amount of the Incentive Consideration (or bonus entitlements in respect thereof) paid to such Executive.
The Letter Agreements also provided that the shares of ARCP common stock issued to the Executives in connection with the ARCP Merger (including the shares of ARCP common stock issued in respect of the Holdings Merger Payments and shares of Company Common Stock held by the Executives as of the consummation of the ARCP Merger) are deemed to be “Registrable Securities” pursuant to, and subject to the terms of, the Registration Rights Agreement, dated as of April 5, 2013 (the “Registration Rights Agreement”), including the transfer restrictions set forth in the Registration Rights Agreement. Such transfer restrictions generally prohibit the transfer of (a) one-third (1/3) of the Registrable Securities to be issued to the Executives in respect of certain shares of Company Common Stock that the Executives received pursuant to the Cole Holdings Merger Agreement (and bonus entitlements in respect thereof) until April 5, 2014, (b) one-third (1/3) of such Registrable Securities until April 5, 2015 and (c) the remaining one-third (1/3) of such Registrable Securities until April 5, 2016. The shares of ARCP common stock issued pursuant to the Holdings Merger Payments that were not attributable to Incentive Consideration under the Cole Holdings Merger Agreement will be released from transfer restrictions under the Registration Rights Agreement (which generally prohibits transfer of such shares until December 31, 2017) on a quarterly basis on the last day of each calendar quarter, beginning with the first full calendar quarter following the consummation of the ARCP Merger through December 31, 2017.

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The Letter Agreements also provided for the conversion of the Escrow Shares for the satisfaction of certain potential retention and indemnification claims under the Cole Holdings Merger Agreement into shares of ARCP common stock or cash, depending on the applicable Executive’s election under the terms of the ARCP Merger Agreement which will remain on deposit with the escrow agent in accordance with and subject to the terms of the indemnification escrow agreement.
The Letter Agreements with Messrs. Cole and Nemer included additional terms relating to their separation from the Company (which were treated as a termination without cause within two years following a change in control under their respective employment agreements) in connection with the consummation of the ARCP Merger and the payment of amounts to which they were entitled under their respective employment agreements and the ARCP Merger Agreement. In consideration of payments and benefits to which they were entitled under their employment agreements and the Letter Agreements, Messrs. Cole and Nemer each agreed to execute and deliver a release of claims in favor of the Company, ARCP and their respective affiliates. Additionally, the Letter Agreements with Messrs. Cole and Nemer included (i) non-disparagement covenants that are effective until the third anniversary of the consummation of the ARCP Merger and (ii) a standstill, effective until the third anniversary of each of their Letter Agreements, on acquiring securities of or soliciting proxies with respect to the Company, ARCP, their respective subsidiaries and affiliates, or certain investment vehicles sponsored or advised by those entities, subject to fiduciary obligations.
In addition, the Letter Agreement with Mr. Cole provided that, subject to the terms of the ARCP Merger Agreement, Mr. Cole, together with his affiliates, were entitled to elect to receive cash consideration in the ARCP Merger in respect of up to 20% of all of the shares of Company Common Stock held by Mr. Cole and his affiliates. Mr. Cole also agreed that after the ARCP Merger is consummated, he will not register or use names or trademarks that would be confusingly similar to certain marks of the Company and its subsidiaries. The Letter Agreement with Mr. Cole also amended the scope of the non-competition covenant under the Cole Holdings Merger Agreement and modified the non-competition period so that it applies five years after the consummation of the ARCP Merger, rather than five years after the consummation of the Cole Holdings Merger.
In connection with the consummation of the ARCP Merger, ARCP issued approximately 15.9 million shares of ARCP common stock, in the aggregate, and paid approximately $33.9 million in cash, in the aggregate, to Messrs. Cole, Nemer, Keller, Holland and McAllaster pursuant to the Letter Agreements.
NOTE 4 — SEGMENT REPORTING
The Company operates under two segments, Real Estate Investment and Private Capital Management.
Real Estate Investment - Through its REI segment, the Company acquires and operates a diverse portfolio of core commercial real estate investments primarily consisting of necessity retail properties located throughout the U.S., including U.S. protectorates. The REI segment’s operating results and cash flows are primarily influenced by rental income from its commercial properties, interest expense on the Company’s property acquisition indebtedness and acquisition and operating expenses. As of December 31, 2013, the Company owned 1,043 properties, comprising 46.0 million rentable square feet of single and multi-tenant retail and commercial space located in 48 states, which include properties owned through the Consolidated Joint Ventures. As of December 31, 2013, the rentable space at these properties was 99% leased. As of December 31, 2013, the Company also owned 21 CMBS, two notes receivable and, through the Unconsolidated Joint Ventures, had interests in 12 properties comprising 2.3 million rentable square feet of commercial and retail space.
Private Capital Management - The Company’s PCM segment is contractually responsible for managing the Managed REITs’ affairs on a day-to-day basis, identifying and making acquisitions and investments on the Managed REITs’ behalf, and recommending to each of the Managed REIT’s respective board of directors an approach for providing investors with liquidity. The PCM segment distributes the shares of common stock for certain Managed REITs and advises them regarding offerings, manages relationships with participating broker-dealers and financial advisors and provides assistance in connection with compliance matters relating to the offerings. The PCM segment receives compensation and reimbursement for services relating to the Managed REITs’ offerings and the investment, management, financing and disposition of their respective assets, as applicable. The PCM segment also develops new REIT offerings, including obtaining regulatory approvals from the SEC, the Financial Industry Regulatory Authority and various jurisdictions for such offerings.

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The Company allocates certain operating expenses, such as audit and legal fees, board of director fees, employee related costs and benefits and general overhead expenses between its two segments. The following tables present a summary of the comparative financial results and total assets for each business segment (in thousands):

	Year Ended December 31,
	2013	2012	2011
Real Estate Investment
Rental and other property income	$565,337	$453,437	$277,443
Tenant reimbursement income	56,794	40,835	18,122
Interest income on notes receivable	8,391	6,573	5,473
Interest income on marketable securities	21,862	20,495	2,432
Total real estate investment revenue	652,384	521,340	303,470
General and administrative expenses	39,848	14,887	10,140
Merger related stock-based compensation	36,792	—	—
Property operating expenses	67,473	45,539	20,671
Property and asset management expenses	15,334	44,641	25,593
Merger and acquisition related expenses	111,513	63,892	58,975
Depreciation and amortization	196,599	153,727	88,429
Total operating expenses	467,559	322,686	203,808
Total interest and other expense, net	(164,872)	(117,379)	(73,500)
Income from continuing operations	19,953	81,275	26,162
Income from discontinued operations	59,909	122,163	19,609
Net income	$79,862	$203,438	$45,771

Private Capital Management
Dealer manager and distribution fees, selling commissions and offering reimbursements	$339,513	$—	$—
Transaction service fees	69,452	—	—
Management fees and reimbursements	31,505	—	—
Total private capital management revenue	440,470	—	—
Reallowed fees and commissions	254,413	—	—
General and administrative expenses	108,924	—	—
Depreciation and amortization	15,269	—	—
Total operating expenses	378,606	—	—
Total other income	41	—	—
Income before income taxes	61,905	—	—
Provision for income taxes	(17,962)	—	—
Net income	$43,943	$—	$—

Total Company
Total revenue	$1,092,854	$521,340	$303,470
Total operating expenses	846,165	322,686	203,808
Total interest and other expense, net	(164,831)	(117,379)	(73,500)
Provision for income taxes	(17,962)	—	—
Income from continuing operations	63,896	81,275	26,162
Income from discontinued operations	59,909	122,163	19,609
Net income	$123,805	$203,438	$45,771

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Total Assets as of
	December 31, 2013	December 31, 2012
Real estate investment	$7,752,299	$7,453,725
Private capital management	445,778	—
Total company	$8,198,077	$7,453,725
NOTE 5 — FAIR VALUE MEASUREMENTS
GAAP defines fair value, establishes a framework for measuring fair value and requires disclosures about fair value measurements. GAAP emphasizes that fair value is intended to be a market-based measurement, as opposed to a transaction-specific measurement.
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Depending on the nature of the asset or liability, various techniques and assumptions can be used to estimate the fair value. Assets and liabilities are measured using inputs from three levels of the fair value hierarchy, as follows:
Level 1 – Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. An active market is defined as a market in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2 – Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data correlation or other means (market corroborated inputs).
Level 3 – Unobservable inputs, which are only used to the extent that observable inputs are not available, reflect the Company’s assumptions about the pricing of an asset or liability.
The following describes the methods the Company uses to estimate the fair value of the Company’s financial assets and liabilities:
Cash and cash equivalents and restricted cash – The Company considers the carrying values of these financial assets to approximate fair value because of the short period of time between their origination and their expected realization.
Notes receivable – The fair value is estimated by discounting the expected cash flows on the notes at rates at which management believes similar loans would be made as of the measurement date. The estimated fair value of these notes was $72.0 million and $97.3 million as of December 31, 2013 and 2012, respectively, compared to the carrying value of $65.2 million and $90.4 million as of December 31, 2013 and 2012, respectively. The fair value of the Company’s notes receivable is estimated using Level 2 inputs.
Marketable securities – The Company’s marketable securities are carried at fair value and are valued using Level 3 inputs. The Company used estimated non-binding quoted market prices from the trading desks of financial institutions that are dealers in such securities for similar CMBS tranches that actively participate in the CMBS market and industry benchmarks, such as Trepp’s CMBS Analytics. As of December 31, 2013 and 2012, no marketable securities were valued using internal models.
Notes payable and other borrowings – The fair value is estimated by discounting the expected cash flows based on estimated borrowing rates available to the Company as of the measurement date. The estimated fair value of the notes payable and other borrowings was $4.0 billion as of December 31, 2013, which approximated the carrying value on such date. As of December 31, 2012, the estimated fair value of the notes payable and other borrowings was $3.4 billion, compared to the carrying value of $3.3 billion. The fair value of the Company’s notes payable and other borrowings is estimated using Level 2 inputs.
Derivative instruments – The Company’s derivative instruments represent interest rate swaps. All derivative instruments are carried at fair value and are valued using Level 2 inputs. The fair value of these instruments is determined using interest rate market pricing models. The Company includes the impact of credit valuation adjustments on derivative instruments measured at fair value.

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Contingent consideration arrangements – The contingent consideration arrangements are carried at fair value and are valued using Level 3 inputs. The Holdings Executives may be entitled to the Merger Contingent Consideration to be paid by the Company. Refer to Note 3 for further details regarding the valuation of the Merger Contingent Consideration and a discussion of the treatment of the Merger Contingent Consideration under the ARCP Merger Agreement. The estimated fair value of the Merger Contingent Consideration totaled $280.0 million and $237.5 million as of December 31, 2013 and the Cole Holdings Merger Date, respectively. The change in fair value of $42.5 million for the period from the Cole Holdings Merger Date to December 31, 2013 is included in the accompanying consolidated statements of operations in merger and acquisition related expenses.
The fair value of the contingent payments related to property acquisitions is determined based on the estimated timing and probability of successfully leasing vacant space subsequent to the Company’s acquisition of certain properties. The estimated fair value of the property-related contingent consideration arrangements totaled $3.6 million and $5.3 million as of December 31, 2013 and 2012, respectively.
Considerable judgment is necessary to develop estimated fair values of financial assets and liabilities. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize, or be liable for, on disposition of the financial assets and liabilities. As of December 31, 2013, there have been no transfers of financial assets or liabilities between levels.
In accordance with the fair value hierarchy described above, the following tables show the fair value of the Company’s financial assets and liabilities that are required to be measured at fair value on a recurring basis as of December 31, 2013 and 2012 (in thousands):

	Balance as of December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Interest rate swaps	$2,116	$—	$2,116	$—
Marketable securities	279,063	—	—	279,063
Total assets	$281,179	$—	$2,116	$279,063
Liabilities:
Interest rate swaps	$(16,451)	$—	$(16,451)	$—
Contingent consideration	(283,606)	—	—	(283,606)
Total liabilities	$(300,057)	$—	$(16,451)	$(283,606)

	Balance as of December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Marketable securities	$317,201	$—	$—	$317,201
Liabilities:
Interest rate swaps	$(23,046)	$—	$(23,046)	$—
Contingent consideration	(5,341)	—	—	(5,341)
Total liabilities	$(28,387)	$—	$(23,046)	$(5,341)

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The following tables show a reconciliation of the change in fair value of the Company’s marketable securities and contingent consideration arrangements valued using significant unobservable inputs (Level 3) for the years ended December 31, 2013 and 2012 (in thousands):

	Marketable Securities		Contingent Consideration
	Year Ended	Year Ended	Year Ended	Year Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Balance at beginning of year	$317,201	$114,129	$(5,341)	$(5,519)
Total gains and losses
Reclassification of previous unrealized gain on marketable securities into net income	(612)	(8,852)	—	—
Unrealized (loss) gain included in other comprehensive income, net	(4,073)	53,664	—	—
Changes in fair value included in net income, net	—	—	(41,721)	(789)
Purchases, measurement period adjustments, settlements, sales and accretion
Purchases	—	205,986	(211,289)	(6,460)
Measurement period adjustments	—	—	(27,928)	—
Settlements	—	—	2,673	7,427
Sales	(37,864)	(50,967)	—	—
Accretion included in net income, net	4,411	3,241	—	—
Balance at end of year	$279,063	$317,201	$(283,606)	$(5,341)
NOTE 6 — REAL ESTATE ACQUISITIONS
2013 Property Acquisitions
During the year ended December 31, 2013, the Company acquired interests in 54 commercial properties, including a property held in one of the Consolidated Joint Ventures, for an aggregate purchase price of $736.1 million (the “2013 Acquisitions”). The Company purchased the 2013 Acquisitions with net proceeds from the DRIP Offering (as defined in Note 17), borrowings and the sale of properties. The Company allocated the purchase price of these properties to the fair value of the assets acquired and liabilities assumed. The following table summarizes the purchase price allocation (in thousands):

December 31, 2013
Land	$123,759
Building and improvements	554,135
Acquired in-place leases	68,122
Acquired above market leases	9,159
Acquired below market leases	(18,684)
Fair value adjustment of assumed note payable	(362)
Total purchase price	$736,129
The Company recorded revenue of $22.2 million and net income of $693,000 for the year ended December 31, 2013 related to the 2013 Acquisitions.

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The table below presents the Company’s estimated revenue and net income, on a pro forma basis, as if all of the 2013 Acquisitions were completed on January 1, 2012 for each period presented below (in thousands):

	Year Ended December 31,
	2013	2012
Pro forma basis (unaudited):
Revenue	$1,139,342	$629,884
Net income	$139,717	$213,425
The unaudited pro forma information for the year ended December 31, 2013 was adjusted to exclude $4.7 million of property related acquisition costs recorded during the year ended December 31, 2013. These costs were recognized in the unaudited pro forma information for the year ended December 31, 2012. The unaudited pro forma information is presented for informational purposes only and may not be indicative of what actual results of operations would have been had the transactions occurred at the beginning of 2012, nor does it purport to represent the results of future operations.
2013 Investment in Development Projects
During the year ended December 31, 2013, the Company completed the construction of an office building. Total costs for the construction of the building were $43.3 million. The development of the project was initiated in 2011, and therefore, the property is not included in the 2013 Acquisitions.
2012 Property Acquisitions
During the year ended December 31, 2012, the Company acquired interests in 349 commercial properties, including a property held in one of the Consolidated Joint Ventures, for an aggregate purchase price of $2.0 billion (the “2012 Acquisitions”). The Company purchased the 2012 Acquisitions with net proceeds from the Offerings (as defined in Note 17), borrowings and the sale of properties and other investments. The Company allocated the purchase price of the 2012 Acquisitions to the fair value of the assets acquired and liabilities assumed. The following table summarizes the purchase price allocation (in thousands):

December 31, 2012
Land	$412,674
Building and improvements	1,330,874
Acquired in-place leases	252,186
Acquired above market leases	38,260
Acquired below market leases	(39,054)
Total purchase price	$1,994,940
The Company recorded revenue of $81.4 million and a net loss of $25.7 million for the year ended December 31, 2012 related to the 2012 Acquisitions.
The table below presents the Company’s estimated revenue and net income, on a pro forma basis, as if all of the 2012 Acquisitions were completed on January 1, 2011 for each period presented below (in thousands):

	Year Ended December 31,
	2012	2011
Pro forma basis (unaudited):
Revenue	$661,650	$531,356
Net income	$296,683	$45,793

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The unaudited pro forma information for the year ended December 31, 2012 was adjusted to exclude $60.4 million of acquisition costs recorded during the year ended December 31, 2012. These costs were recognized in the unaudited pro forma information for the year ended December 31, 2011. The unaudited pro forma information is presented for informational purposes only and may not be indicative of what actual results of operations would have been had the transactions occurred at the beginning of 2011, nor does it purport to represent the results of future operations.
2012 Investment in Development Projects
During the year ended December 31, 2012, the Company acquired a completed development project for an aggregate purchase price of $7.7 million through the repayment of a construction loan facility and the purchase of the joint venture partner’s noncontrolling interest. The Company also completed the construction of a single tenant office building. Total costs for the construction of the building were $12.2 million. The development of these projects was initiated in 2011, and therefore, these properties are not included in the 2012 Acquisitions.
2012 Investments in Unconsolidated Joint Ventures
During the year ended December 31, 2012, the Company acquired financial interests in two unconsolidated joint venture arrangements for an aggregate investment of $46.5 million. In addition, the Company acquired a $27.7 million financial interest in one of the Consolidated Joint Ventures, whose only assets are interests in three of the Unconsolidated Joint Ventures. The acquired interests are included in the accompanying consolidated balance sheets in investment in unconsolidated entities.
In connection with the acquired interests in the unconsolidated joint venture arrangements discussed above, one of the Unconsolidated Joint Ventures borrowed $17.6 million (the “Advance Note”) from one of the Consolidated Joint Ventures and fully repaid the Advance Note during the year ended December 31, 2012. The Advance Note had a variable interest rate equal to the one-month LIBOR plus 225 basis points. During the year ended December 31, 2012, the Company recorded $107,000 of interest income on the Advance Note. No financing coordination fees were incurred in connection with the Advance Note.
NOTE 7 — INTANGIBLE LEASE ASSETS
Intangible lease assets consisted of the following, excluding properties held for sale (in thousands, except weighted average life amounts):

	Weighted Average	As of December 31,
	Life (in years)	2013	2012
In-place leases, net of accumulated amortization of $160,094 and $101,392, respectively	12.5	$703,548	$710,469
Acquired above market leases, net of accumulated amortization of $32,759 and $20,866, respectively	13.8	141,195	150,494
		$844,743	$860,963
Amortization expense related to the in-place lease assets for the years ended December 31, 2013, 2012 and 2011 was $67.7 million, $57.6 million and $35.5 million, respectively. Amortization expense related to the acquired above market lease assets for the years ended December 31, 2013, 2012 and 2011 was $13.8 million, $12.6 million and $8.1 million, respectively, and was recorded as a reduction to real estate investment revenue in the consolidated statements of operations.
Estimated amortization expense of the intangible lease assets as of December 31, 2013 for each of the five succeeding fiscal years is as follows (in thousands):

	Amortization
Year Ending December 31,	In-Place Leases	Above Market Leases
2014	$70,028	$14,218
2015	$68,382	$13,954
2016	$64,988	$13,216
2017	$62,373	$12,682
2018	$58,842	$11,782

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

NOTE 8 — INVESTMENT IN NOTES RECEIVABLE
As of December 31, 2013, the Company owned two mortgage notes receivable, each of which is secured by an office building (collectively the “Mortgage Notes”). As of December 31, 2013 and 2012, investment in notes receivable included $65.2 million and $64.9 million, respectively, related to the Mortgage Notes. As of December 31, 2013, the Mortgage Notes balance consisted of the outstanding face amount of the notes of $71.9 million, a $12.0 million discount, $1.3 million of acquisition costs and net accumulated accretion of discounts and amortization of acquisition costs of $4.0 million. As of December 31, 2012, the Mortgage Notes balance consisted of the outstanding face amount of the notes of $72.9 million, a $12.0 million discount, $1.3 million of acquisition costs and net accumulated accretion of discounts and amortization of acquisition costs of $2.8 million. The discount is accreted and acquisition costs are amortized over the terms of each respective Mortgage Note using the effective interest rate method. The Mortgage Notes have a fixed interest rate of 5.93% per annum and mature on October 1, 2018. Interest and principal payments are due each month until October 1, 2018. There were no amounts past due as of December 31, 2013. The Company evaluates the collectability of both interest and principal on each note receivable to determine whether it is collectible, primarily through the evaluation of credit quality indicators, such as underlying collateral and payment history. No impairment losses were recorded related to notes receivable for the years ended December 31, 2013, 2012 or 2011. In addition, no allowances for uncollectability were recorded related to notes receivable as of December 31, 2013 or 2012.
During the year ended December 31, 2013, the Company received proceeds of $26.3 million related to the prepayment of a junior mezzanine loan (the “Mezzanine Note”), which consisted of the $25.0 million face amount and $1.3 million of interest income and fees, which is included in interest income on real estate-related investments in the accompanying consolidated statements of operations. The Mezzanine Note was secured by equity interests in a joint venture which owns 15 shopping centers. The Mezzanine Note had an interest rate of LIBOR plus 9.0% with a LIBOR floor of 0.50% and a maturity date of July 2015 with two one-year extension options. As of December 31, 2012, the Mezzanine Note had an interest rate of 9.5%. As of December 31, 2012, the Mezzanine Note balance of $25.4 million consisted of the outstanding face amount of the note of $25.0 million, $500,000 of acquisition costs and net accumulated amortization of acquisition costs of $65,000.
NOTE 9 — INVESTMENT IN MARKETABLE SECURITIES
During the year ended December 31, 2013, the Company sold eight CMBS for aggregate proceeds of $36.5 million, net of closing fees, and realized a loss on the sale of $1.3 million, which is included in other income, net in the accompanying consolidated statements of operations. As of December 31, 2013, the Company owned 21 CMBS, with an estimated aggregate fair value of $279.1 million. During the year ended December 31, 2012, the Company sold six CMBS and half of the Company’s investment in two CMBS for aggregate proceeds of $63.4 million and realized a gain on the sale of $12.5 million, of which $8.9 million had previously been recorded in total other comprehensive income (loss). The gain on sale of marketable securities is included in other income, net in the accompanying consolidated statements of operations. As of December 31, 2012, the Company owned 29 CMBS, with an estimated aggregate fair value of $317.2 million. Subsequent to December 31, 2013, the Company sold six CMBS for aggregate proceeds of $134.7 million and realized a gain on the sale of $20.1 million, of which $17.7 million had previously been recorded in total other comprehensive income (loss).
As of December 31, 2013, certain of these securities were pledged as collateral under repurchase agreements (the “Repurchase Agreements”), as discussed in Note 12. The following table provides the activity for the CMBS during the year ended December 31, 2013 (in thousands). No CMBS were in an unrealized loss position at December 31, 2013.

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Amortized Cost Basis	Unrealized Gain	Fair Value
Marketable securities as of December 31, 2011	$112,794	$1,335	$114,129
Face value of marketable securities acquired	320,020	—	320,020
Discounts on purchase of marketable securities, net of acquisition costs	(114,034)	—	(114,034)
Net accretion on marketable securities	3,241	—	3,241
Increase in fair value of marketable securities	—	53,664	53,664
Decrease due to sale of marketable securities	(50,967)	(8,852)	(59,819)
Marketable securities as of December 31, 2012	271,054	46,147	317,201
Net accretion on marketable securities	4,411	—	4,411
Decrease in fair value of marketable securities	—	(4,073)	(4,073)
Decrease due to sale of marketable securities	(37,864)	(612)	(38,476)
Marketable securities as of December 31, 2013	$237,601	$41,462	$279,063

The scheduled maturity of the Company’s CMBS as of December 31, 2013 is as follows (in thousands):

	Amortized Cost	Estimated Fair Value
Due within one year	$—	$—
Due after one year through five years	—	—
Due after five years through ten years	237,601	279,063
Due after ten years	—	—
	$237,601	$279,063
Actual maturities of marketable securities can differ from contractual maturities because borrowers may have the right to prepay their respective loan balances at any time. In addition, factors such as prepayments and interest rates may affect the yields on the marketable securities.
NOTE 10 — DISCONTINUED OPERATIONS
During the year ended December 31, 2013, the Company disposed of 22 single-tenant properties and three multi-tenant properties for an aggregate gross sales price of $262.4 million (the “2013 Property Dispositions”). During the year ended December 31, 2012, the Company disposed of 26 single-tenant properties and two multi-tenant properties for an aggregate gross sales price of $573.8 million (the “2012 Property Dispositions”). No disposition fees were paid in connection with the sale of the 2013 Property Dispositions or the 2012 Property Dispositions and the Company has no continuing involvement with these properties. The following table presents the major classes of assets and liabilities of the 2013 Property Dispositions and 2012 Property Dispositions as of the respective closing dates (in thousands):

	2013 Property Dispositions		2012 Property Dispositions
Assets:
Investment in real estate assets, net	$204,251		$450,214
Straight-line rent receivables	$2,892		$12,698
Liabilities:
Notes payable	$62,550	(1)	$180,250	(2)
Below market lease liabilities, net	$4,054		$8,966

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

________________
(1) Represents two mortgage notes for two separate properties, each of which was assumed by the buyer of the respective property.
(2) Balance includes $24.3 million assumed by a buyer of one of the properties.
The results of operations for the 2013 Property Dispositions and the 2012 Property Dispositions (collectively, the “Discontinued Operations Properties”) have been presented as discontinued operations on the Company’s consolidated statements of operations for all periods presented.
The following table summarizes the operating income from discontinued operations of the Discontinued Operations Properties for the years ended December 31, 2013, 2012 and 2011 (in thousands):

	Year Ended December 31,
	2013	2012	2011
Total revenue	$15,938	$55,910	$62,832
Total expenses	11,056	42,204	43,223
Income from discontinued operations	4,882	13,706	19,609
Gain on sale of real estate assets	55,027	108,457	—
Total income from discontinued operations	$59,909	$122,163	$19,609
As of December 31, 2013, there were no properties classified as held for sale. As of December 31, 2012, the Company classified two properties as held for sale (the “Held for Sale Properties”), which were sold during the year ended December 31, 2013. The following table presents the major classes of assets and liabilities of the Held for Sale Properties as of December 31, 2012 (in thousands):

December 31, 2012
Investment in real estate assets, net	$15,376
Other assets	109
Assets related to real estate held for sale, net	$15,485

Liabilities related to real estate assets held for sale (1)	$322
________________
(1) Liabilities related to real estate assets held for sale included net below market lease liabilities and prepaid rent and are included in deferred rent, derivative and other liabilities in the Company’s consolidated balance sheet.
NOTE 11 — DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
In the normal course of business, the Company uses certain types of derivative instruments for the purpose of managing or hedging its interest rate risks. The following table summarizes the terms of the Company’s executed swap agreements designated as hedging instruments (in thousands):

						Fair Value of (Liabilities)
		Outstanding Notional				and Assets
	Balance Sheet	Amount as of	Interest	Effective	Maturity	December 31,	December 31,
	Location	December 31, 2013	Rates (1)	Dates	Dates	2013	2012
Interest Rate Swaps	Deferred rent, derivative and other liabilities	$1,186,428	3.15% to 6.83%	12/18/2009 to 7/17/2013	6/27/2014 to 4/1/2021	$(16,451)	$(22,601)
Interest Rate Swaps	Intangible and other assets (2)	$65,000	3.27% to 4.49%	11/20/2012 to 12/14/2012	1/8/2018 to 11/20/2019	$2,116	$(445)

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

_______________

(1)	The interest rates consist of the underlying index swapped to a fixed rate and the applicable interest rate spread.

(2)
As of December 31, 2012, these interest rate swaps were in a liability position and are included in deferred rent, derivative and other liabilities in the accompanying consolidated balance sheet as of December 31, 2012.

Additional disclosures related to the fair value of the Company’s derivative instruments are included in Note 5. The notional amount under the interest rate swap agreements is an indication of the extent of the Company’s involvement in each instrument, but does not represent exposure to credit, interest rate or market risks.
Accounting for changes in the fair value of a derivative instrument depends on the intended use and designation of the derivative instrument. The Company designated the interest rate swaps as cash flow hedges, to hedge the variability of the anticipated cash flows on its variable rate notes payable. The change in fair value of the effective portion of the derivative instruments that are designated as hedges is recorded in other comprehensive income. Any ineffective portion of the change in fair value of the derivative instruments is recorded in interest expense.
The following table summarizes the unrealized gains and losses on the Company’s derivative instruments and hedging activities for the years ended December 31, 2013, 2012 and 2011 (in thousands):

	Amount of Gain (Loss) Recorded in Other Comprehensive Income			Amount of Loss Reclassified from Accumulated Other Comprehensive Income to Net Income (1)
Derivatives in Cash Flow Hedging Relationships	Year Ended December 31,			Year Ended December 31,
	2013	2012	2011	2013	2012	2011
Interest Rate Swaps	$7,307	$(6,217)	$(18,904)	$(2,564)	$(9,263)	$—
_______________

(1)
In connection with the amendment of the Company’s senior unsecured credit facility discussed in Note 12, two interest rate swap agreements, with an aggregate notional amount of $278.8 million and maturity dates of June 27, 2014, were deemed to be ineffective and the Company reclassified $2.6 million of unrealized losses previously recorded in accumulated other comprehensive income into interest expense during the year ended December 31, 2013. The Company recorded a $1.4 million increase in the fair value related to these swaps in interest expense during the year ended December 31, 2013. The remaining interest rate swaps were considered effective during the year ended December 31, 2013. During the year ended December 31, 2012, an interest rate swap was deemed to be ineffective and the unrealized loss was reclassified from accumulated other comprehensive income into interest expense as it related to one of the 2012 Property Dispositions and the Company terminated the swap when the property was sold.

The Company has agreements with each of its derivative counterparties providing that if the Company defaults on certain of its unsecured indebtedness, then the Company could also be declared in default on its derivative obligations resulting in an acceleration of payment. In addition, the Company is exposed to credit risk in the event of non-performance by its derivative counterparties. The Company believes it mitigates its credit risk by entering into agreements with creditworthy counterparties. The Company records credit risk valuation adjustments on its interest rate swaps based on the respective credit quality of the Company and the counterparty. During the years ended December 31, 2013 and 2011, there were no termination events or events of default related to the interest rate swaps. During the year ended December 31, 2012, there were no events of default related to the interest rate swaps.
NOTE 12 — NOTES PAYABLE AND OTHER BORROWINGS
As of December 31, 2013, the Company and the Consolidated Joint Ventures had $4.0 billion of debt outstanding with a weighted average years to maturity of 5.2 years and weighted average interest rate of 3.90%. The following table summarizes the debt activity during the year ended and balances as of December 31, 2013 (in thousands):

		During the Year Ended December 31, 2013
	Balance as of December 31, 2012	Debt Issuance and Assumptions	Repayments (1)	Other (2)	Balance as of December 31, 2013
Fixed rate debt	$2,311,541	$275,088	$(72,957)	$370	$2,514,042
Variable rate debt	84,942	11,901	—	—	96,843
Construction facilities	27,758	6,932	(7,884)	—	26,806
Credit facility (3)	767,750	1,706,000	(1,201,750)	—	1,272,000
Repurchase agreements	100,057	—	—	—	100,057
Total (4)	$3,292,048	$1,999,921	$(1,282,591)	$370	$4,009,748
________________

(1)	Fixed rate debt repayments included $62.6 million assumed by the respective buyer of real estate dispositions.

(2)	Represents fair value adjustment of assumed mortgage note payable, net of amortization.

(3)	Debt issuance included $760.0 million of new borrowings and repayments included $740.8 million repaid in connection with the amendment of the Credit Facility.

(4)
The table above does not include loan amounts associated with the Unconsolidated Joint Ventures of $195.5 million, of which $10.2 million is recourse to CCPT III OP. These loans mature on various dates ranging from July 2015 to July 2021.

As of December 31, 2013, the fixed rate debt included $472.7 million of variable rate debt subject to interest rate swap agreements which had the effect of fixing the variable interest rates per annum through the maturity date of the loan. In addition, the fixed rate debt included mortgage notes assumed with an aggregate face amount of $45.0 million and an aggregate fair value of $43.9 million at the date of assumption. The fixed rate debt has interest rates ranging from 2.75% to 6.83% per annum. The variable rate debt has variable interest rates ranging from LIBOR plus 225 basis points to 325 basis points per annum. In addition, the construction facility has an interest rate of LIBOR plus 235 basis points. The debt outstanding matures on various dates from October 2014 through June 2023. The aggregate balance of gross real estate and related assets, net of gross intangible lease liabilities, securing the fixed and variable rate debt outstanding was $4.8 billion as of December 31, 2013. Each of the mortgage notes payable is secured by the respective properties on which the debt was placed. Certain notes payable contain covenants, representations, warranties and borrowing conditions customary for similar credit arrangements. These notes also include usual and customary events of default and remedies for agreements of this nature. Based on the Company’s analysis and review of its results of operations and financial condition, the Company believes it was in compliance with the covenants of such notes payable as of December 31, 2013.
As of December 31, 2013, the Company had $128.0 million available for borrowing under a senior unsecured credit facility (the “Credit Facility”) based on the underlying collateral pool of $2.2 billion. During the year ended December 31, 2013, the Company entered into an amended and restated credit agreement (the “Amended and Restated Credit Agreement”), which increased the available borrowings, extended the term and decreased the interest rates associated with the original Credit Facility. The Company expensed $2.6 million of unamortized deferred financing costs incurred in connection with the original Credit Facility and $2.6 million of new loan costs in connection with the Amended and Restated Credit Agreement, which are included in interest expense in the accompanying consolidated statements of operations. The Credit Facility provides for borrowings of up to $1.4 billion, which includes a $500.0 million term loan (the “Term Loan”) and up to $900.0 million in revolving loans (the “Revolving Loans”). The Credit Facility may be increased to a maximum of $1.75 billion. The maturity dates of the Term Loan and the Revolving Loans are June 3, 2018 and June 3, 2017, respectively; however, the Company may elect to extend the maturity date on the Revolving Loans to June 3, 2018 subject to satisfying certain conditions set forth in the Amended and Restated Credit Agreement. Depending upon the type of loan specified and overall leverage ratio, the Revolving Loans bear interest at either LIBOR plus an interest rate spread ranging from 1.65% to 2.25% (the “Spread”) or a base rate, ranging from 0.65% to 1.25%, plus the greatest of (1) LIBOR plus an interest rate spread ranging from 2.65% to 3.25%, (2) Bank of America N.A.’s Prime Rate or (3) the Federal Funds Rate plus 0.50%. The Company executed a swap agreement associated with the Term Loan, which had the effect of fixing the variable interest rates per annum on July 17, 2013 through the maturity date of the loan at 1.647% (the “Swap Rate”). The Term Loan bears interest at the Swap Rate plus the Spread, which totaled 3.40% as of December 31, 2013 based on the Company’s leverage ratio. The Revolving Loans and Term Loan had a

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

combined weighted average interest rate of 2.55% as of December 31, 2013. The Amended and Restated Credit Agreement contains provisions with respect to covenants, events of default and remedies customary for facilities of this nature and borrowing conditions. In particular, the Amended and Restated Credit Agreement requires the REI segment to maintain a minimum consolidated net worth of at least $3.4 billion as of December 31, 2013, a leverage ratio greater than 60%, a fixed charge coverage ratio equal to or less than 1.50, an unsecured debt to unencumbered asset value ratio greater than 60%, an unsecured debt service coverage ratio equal to or less than 1.75 and a secured debt ratio greater than 40%. The Company believes it was in compliance with the covenants under the Amended and Restated Credit Agreement as of December 31, 2013. On February 7, 2014, in connection with consummation of the ARCP Merger, the Company repaid in full all indebtedness, liabilities and other obligations under, and terminated, the Amended and Restated Credit Agreement. The Company did not incur any material early termination penalties as a result of such termination. See Note 3 for further discussion regarding the ARCP Merger.
The Repurchase Agreements have interest rates ranging from LIBOR plus 135 basis points to 175 basis points and mature on various dates from January 2014 through March 2014. Upon maturity, the Company may elect to renew the Repurchase Agreements for a period of 90 days until the CMBS mature. The CMBS have a weighted average remaining term of 8.1 years. Under the Repurchase Agreements, the lender retains the right to mark the underlying collateral to fair value. A reduction in the value of the pledged assets would require the Company to provide additional collateral to fund margin calls. As of December 31, 2013, the securities held as collateral had a fair value of $267.3 million and an amortized cost of $228.9 million. There was no cash collateral held by the counterparty as of December 31, 2013. The Repurchase Agreements are being accounted for as secured borrowings because the Company maintains effective control of the financed assets. The Repurchase Agreements are non-recourse to the Company and CCPT III OP.
The following table summarizes the scheduled aggregate principal repayments for the Company’s outstanding debt as of December 31, 2013 for each of the five succeeding fiscal years and the period thereafter:

Year Ending December 31,	Principal Repayments(1)(2)
2014	$181,263
2015	177,193
2016	167,689
2017	964,621
2018	691,029
Thereafter	1,828,524
Total	$4,010,319
________________
(1) Assumes the Company accepts the interest rate that one lender may reset on February 1, 2015 related to a mortgage note payable of $32.0 million.
(2) Principal repayment amounts reflect actual payments based on the face amount of notes payable secured by the Company’s wholly-owned properties and the Consolidated Joint Ventures. As of December 31, 2013, the fair value adjustment, net of amortization, of mortgage notes assumed was $571,000.
NOTE 13 — ACQUIRED BELOW MARKET LEASE INTANGIBLES
Acquired below market lease intangibles consisted of the following, excluding the Held for Sale Properties (in thousands, except weighted average life amounts):

	Weighted Average	As of December 31,
	Life (in years)	2013	2012
Acquired below-market leases, net of accumulated amortization of $25,622 and $16,389, respectively	10.6	$117,292	$113,607
The increase in real estate investment revenue resulting from the amortization of the intangible lease liabilities for the years ended December 31, 2013, 2012 and 2011 was $10.9 million, $9.5 million and $5.9 million, respectively.

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Estimated amortization of the intangible lease liabilities as of December 31, 2013 for each of the five succeeding fiscal years is as follows (in thousands):

Year Ending December 31,	Amortization of Below Market Leases
2014	$11,810
2015	$11,599
2016	$11,287
2017	$10,656
2018	$9,632
NOTE 14 — SUPPLEMENTAL CASH FLOW DISCLOSURES
Supplemental cash flow disclosures for the years ended December 31, 2013, 2012 and 2011 are as follows (in thousands):

	Year Ended December 31,
	2013	2012	2011
Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Dividends declared and unpaid	$29,546	$26,399	$20,858
Fair value of mortgage notes assumed in real estate acquisitions at date of assumption	$10,223	$24,000	$4,863
Common stock issued through distribution reinvestment plan	$74,395	$169,079	$110,093
Net unrealized gain (loss) on interest rate swaps	$7,307	$(6,217)	$(18,904)
Unrealized (loss) gain on marketable securities	$(4,073)	$53,664	$1,335
Contingent consideration	$239,217	$6,460	$5,519
Common stock issued as consideration related to the merger	$90,660	$—	$—
Accrued deferred financing costs, construction and capital expenditures	$—	$10,667	$2,864
Notes payable assumed by buyer in real estate disposition	$62,550	$24,250	$—
Supplemental Cash Flow Disclosures:
Interest paid, net of capitalized interest of $43, $299 and $48, respectively	$146,165	$121,211	$75,945
Income taxes paid	$27,059	$—	$—

NOTE 15 — COMMITMENTS AND CONTINGENCIES
In the ordinary course of business, the Company may become subject to litigation, claims or commitments. The Company is not aware of any material pending legal proceedings, other than as stated below and ordinary routine litigation incidental to the Company’s business, to which the Company is a party or to which the Company’s properties are the subject. The Company has made accruals with respect to certain of these matters, where appropriate, that are reflected in the accompanying consolidated financial statements but are not, individually or in aggregate, considered material. For other matters, the Company believes that the lawsuits are without merit, but the ultimate outcome of these matters cannot be predicted.  While losses and legal expenses may be incurred, an estimate of the range of reasonably possible potential losses cannot be made, and no provisions for losses have been recorded in the accompanying consolidated financial statements.
Litigation in Connection with the Cole Holdings Merger

In connection with the Cole Holdings Merger, between March 20 and March 29, 2013, three putative derivative and/or class action lawsuits were filed in the Circuit Court for Baltimore City, Maryland making various claims alleging that the Cole Holdings Merger injured the Company and its shareholders. On April 30, 2013, the actions were consolidated by order of the Court into one action captioned In Re Cole Credit Property Trust, III, Inc. Derivative And Class Litigation, Case No. 24-C-13-001563. On May 8, 2013, plaintiffs filed a consolidated amended class action and derivative complaint naming as defendants Holdings; Cole REIT Advisors III, LLC (“CR III Advisors”); ARCP Merger Sub; CCA; Cole Capital Corporation; Equity Fund Advisors, Inc.; Cole Realty Advisors, Inc.; each of the Company’s directors; and the Company as a nominal

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

defendant. The consolidated amended complaint alleges a variety of claims against some or all of the defendants including claims for breaches of fiduciary duties and aiding abetting those breaches; unjust enrichment; corporate waste; breaches of the Company’s charter and the advisory agreement with CR III Advisors; and disclosure violations in connection with disclosures for the Company’s 2013 annual meeting. The plaintiffs seek, among other relief, class certification; various forms of injunctive relief; compensatory damages; and restitution. On June 7, 2013, defendants in the consolidated action moved to dismiss the amended complaint for, among other reasons, lack of standing and failure to state a claim upon which relief can be granted. On July 15, 2013, plaintiffs opposed defendants’ motion. A hearing was held on August 27, 2013 before a Maryland state judge. On October 23, 2013, the Maryland court issued a ruling granting defendants’ motion to dismiss plaintiffs’ consolidated amended complaint, with prejudice. On November 19, 2013, plaintiffs filed a Notice of Appeal from the court’s October 23, 2013 order to the Maryland Court of Special Appeals.

On March 27, 2013, a putative derivative action was filed in the U.S. District Court, Arizona District, captioned Carter v. Cole Holdings, et al., No. CV-13-00629-PHX-ROS (“Carter”) making various claims alleging that the Cole Holdings Merger injured the Company and its shareholders. On May 13, 2013, Carter amended the complaint naming as defendants Holdings; CR III Advisors; ARCP Merger Sub; each of the Company’s directors, and the Company as nominal defendant. The amended complaint alleges a variety of claims against some or all of the defendants including claims for breaches of fiduciary duty and aiding and abetting those breaches; breaches of the Company’s charter and the advisory agreement with CR III Advisors; breach of the implied covenant of good faith; abuse of control; corporate waste; unjust enrichment; and, in connection with disclosures for the Company’s 2013 annual meeting, violations of Sections 14 and 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Carter seeks, among other relief, a declaratory judgment; various forms of injunctive relief; compensatory damages; and restitution. Defendants moved to dismiss or stay the amended complaint on January 10, 2014. On February 20, 2014, the District Court granted plaintiff’s unopposed request for an order staying the Carter action pending a ruling from the Maryland state court with respect to final approval of the settlement described below in the action captioned Polage v. Cole, et al.

On April 8, 2013, a putative class action and derivative action was filed in the U.S. District Court, Arizona District, captioned Schindler v. Cole Holdings Corporation, et al., No. CV-13-00712-PHX-ROS (“Schindler”) making various claims alleging that the Cole Holdings Merger injured the Company and its shareholders. On June 7, 2013, Schindler amended the complaint naming as defendants Holdings; CR III Advisors; ARCP Merger Sub; the Company’s directors; and the Company as nominal defendant. The amended complaint alleges a variety of claims against some or all of the defendants including claims for breaches of fiduciary duty and aiding and abetting those breaches; unjust enrichment; corporate waste; and, in connection with disclosures for the Company’s 2013 annual meeting, violations of Sections 14 and 20 of the Exchange Act. Schindler seeks, among other relief, class certification; various forms of injunctive relief; compensatory damages; and restitution. The court dismissed Schindler’s state-law derivative claims without prejudice on December 10, 2013, and defendants moved to dismiss the remaining claims, which are based on violations of the Exchange Act, on January 10, 2014. On February 13, 2014, the District Court approved the parties’ stipulation for an order staying the Schindler action pending a ruling from the Maryland state court with respect to final approval of the settlement described below in the action captioned Polage v. Cole, et al.

Litigation in Connection with the ARCP Merger

Eleven lawsuits have been filed in connection with the ARCP Merger Agreement. Eight lawsuits have been filed in the Circuit Court for Baltimore City, Maryland, with amended complaints filed in certain of the lawsuits, between October 30, 2013 and November 27, 2013, captioned as: Operman v. Cole Real Estate Investments, Inc., et al.; Branham v. Cole Real Estate Investments, Inc., et al.; Wilfong v. Cole Real Estate Investments, Inc., et al.; Polage v. Cole Real Estate Investments, Inc., et al. (“Polage”); Flynn v. Cole Real Estate Investments, Inc., et al.; Corwin v. Cole Real Estate Investments, Inc., et al.; Green v. Cole Real Estate Investments, Inc., et al.; and Morgan v. Cole Real Estate Investments, Inc., et al. The named plaintiffs in all eight lawsuits claim to be Company stockholders and purport to represent all holders of the Company’s stock. All eight lawsuits name some or all of the Company, ARCP, ARCP Merger Sub and the Company’s directors as defendants. On December 12, 2013, the court consolidated the eight actions under the Polage caption and appointed lead plaintiffs’ counsel. On December 17, 2013, plaintiffs filed a consolidated complaint which purported to assert class action and derivative claims against the Company, a subsidiary of the Company, the Company’s directors, ARCP and ARCP Merger Sub for breach of fiduciary duties, including a purported duty of candor, and aiding and abetting such breach in connection with the ARCP Merger and for breach of fiduciary duties, corporate waste and unjust enrichment in connection with the Cole Holdings Merger. Among other remedies, the consolidated complaint seeks injunctive, declaratory and other equitable relief, unspecified rescissory or compensatory damages, and/or an award of plaintiffs’ costs and attorneys’ fees.

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

On December 24, 2013, plaintiffs filed a motion for a preliminary injunction of the Company’s stockholder vote on the ARCP Merger until certain additional disclosures were made. On January 10, 2014, solely to avoid the costs, risks, and uncertainties inherent in litigation and without admitting any liability or wrongdoing, defendants entered into a memorandum of understanding with the plaintiffs in the Polage action setting forth an agreement in principle to settle the plaintiffs’ claims. The memorandum of understanding contemplates that the parties will enter into a stipulation of settlement, which will be subject to customary conditions, including court approval following notice to the Company’s stockholders and a hearing to be scheduled by the court to consider the fairness, reasonableness, and adequacy of the settlement. The memorandum of understanding further contemplates that the settlement, if approved, will result in a release of all claims by Cole stockholders in all actions that were or could have been brought challenging any aspect of the Cole Holdings Merger or the ARCP Merger, including any disclosures made in connection therewith.

Two putative class actions have been filed in the U.S. District Court for the District of Arizona against the Company, ARCP, the Company’s directors and ARCP Merger Sub: Wunsch v. Cole Real Estate Investment, Inc., et al. (“Wunsch”), No. 13-CV-2186, was filed on October 25, 2013, with an amended complaint subsequently filed on December 3, 2013, and Sobon v. Cole Real Estate Investments, Inc., et al. (“Sobon”), No. 13-CV-2361, was filed on November 18, 2013. In both Wunsch and Sobon, the named plaintiff claims to be a Company stockholder and purports to represent all holders of the Company’s common stock. Both lawsuits claim that the (i) Company’s directors breached fiduciary duties owed to plaintiff and the other public stockholders of the Company; (ii) that the Company, ARCP and/or ARCP Merger Sub aided and abetted those breaches; and (iii) that certain defendants violated federal securities law in connection with disclosures made with respect to the ARCP Merger. Both plaintiffs seek, among other relief: class certification; to enjoin the ARCP Merger or, if it is consummated, to rescind it; an accounting of all damages caused; and attorneys’ fees.

The court denied plaintiff’s motion for limited expedited discovery in Wunsch on December 23, 2013 and denied plaintiff’s motion for limited expedited discovery in Sobon on January 17, 2014. The Wunsch and Sobon actions were consolidated into a single action on January 17, 2014. On January 31, 2014, the plaintiff in Sobon voluntarily dismissed that action. On February 14, 2014, the District Court stayed the Wunsch action until further order of the court, in light of the agreement in principle to settle the Polage action, described above.

In addition to the litigation filed by purported stockholders of Cole, on December 27, 2013, a purported stockholder of ARCP filed an action in the Supreme Court of the State of New York captioned Realistic Partners v. Schorsch, et al., No. 654468/2013. The action named as defendants ARCP and its directors and alleged that violated its fiduciary duties of disclosure in connection with the ARCP Merger. On January 7, 2014, the complaint was amended to name the Company for aiding and abetting the purported breach. Plaintiff filed a request for an order to show cause seeking a preliminary injunction on January 2, 2014, and the court held a hearing on the order to show cause on January 15, 2014. Subsequent to that hearing, and solely to avoid the costs, risks, and uncertainties inherent in litigation and without admitting any liability or wrongdoing, defendants entered into a memorandum of understanding with the plaintiff setting forth an agreement in principle to settle the case. Pursuant to the memorandum of understanding, the parties must act in good faith to agree to a stipulation of settlement, which will be subject to customary conditions, including court approval following notice to the Company’s stockholders and a hearing to be scheduled by the court to consider the settlement. The settlement, if approved, will result in a release of all claims by ARCP stockholders relating to the ARCP Merger.

Purchase Commitments
Under its PCM segment, the Company enters into purchase and sale agreements, and deposits funds into escrow towards the purchase of such acquisitions, most of which are expected to be assigned to one of the Managed REITs at or prior to the closing of the respective acquisition. As of December 31, 2013, the Company was a party in 32 purchase and sale agreements with unaffiliated third-party sellers to purchase a 100% interest in 128 properties, subject to meeting certain criteria, for an aggregate purchase price of $510.2 million, exclusive of closing costs.  As of December 31, 2013, the Company had $14.2 million of property escrow deposits held by escrow agents in connection with these future property acquisitions, which may be forfeited if the transactions are not completed under certain circumstances. The Company will be reimbursed by the assigned Managed REIT for amounts escrowed when it acquires a property. As of February 6, 2014, the Company had assigned 14 of these properties, with an aggregate purchase price of $168.6 million, to certain of the Managed REITs. As of February 6, 2014, three agreements were terminated and no escrow deposits were forfeited.

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

In connection with one of the Company’s purchase and sale agreements, it is contractually obligated to purchase 25 properties. If such properties are not purchased, the Company will be obligated to pay the seller $10.0 million. As of December 31, 2013, no properties had been purchased in connection with this purchase and sale agreement.
Contingent Consideration Arrangements
The Holdings Executives may be entitled to the Merger Contingent Consideration to be paid by the Company. See Note 3 for a discussion of the treatment of the Merger Contingent Consideration under the ARCP Merger Agreement. The Company also had properties subject to earnout provisions obligating it to pay additional consideration to the respective seller contingent on the future leasing and occupancy of vacant space at the properties. Refer to Note 5 for further discussion.
Environmental Matters
In connection with the ownership and operation of real estate, the Company potentially may be liable for costs and damages related to environmental matters. The Company owns certain properties that are subject to environmental remediation. In each case, the seller of the property, the tenant of the property and/or another third party has been identified as the responsible party for environmental remediation costs related to the respective property. Additionally, in connection with the purchase of certain of the properties, the respective sellers and/or tenants have indemnified the Company against future remediation costs. In addition, the Company carries environmental liability insurance on its properties that provides limited coverage for remediation liability and pollution liability for third-party bodily injury and property damage claims. Accordingly, the Company does not believe that it is reasonably possible that the environmental matters identified at such properties will have a material effect on its results of operations, financial condition or liquidity, nor is it aware of any environmental matters at other properties which it believes are reasonably possible to have a material effect on its results of operations, financial condition or liquidity.
NOTE 16 — RELATED-PARTY TRANSACTIONS AND ARRANGEMENTS
The Company’s PCM segment is contractually responsible for managing the Managed REITs’ affairs on a day-to-day basis, identifying and making acquisitions and investments on the Managed REITs’ behalf, and recommending to each of the Managed REIT’s respective board of directors an approach for providing investors with liquidity. In addition, the Company distributes the shares of common stock for certain Managed REITs and advises them regarding offerings, manages relationships with participating broker-dealers and financial advisors and provides assistance in connection with compliance matters relating to the offerings. The Company receives compensation and reimbursement for services relating to the Managed REITs’ offerings and the investment, management and disposition of their respective assets, as applicable.
Offerings
The Company generally receives a selling commission of up to 7.0% of gross offering proceeds related to the sale of shares of CCPT IV, CCIT and CCIT II common stock in their primary offerings, before reallowance of commissions earned by participating broker-dealers. The Company has and intends to continue to reallow 100% of selling commissions earned to participating broker-dealers. In addition, the Company generally receives 2.0% of gross offering proceeds in the primary offerings, before reallowance to participating broker-dealers, as a dealer manager fee in connection with the sale of CCPT IV, CCIT and CCIT II shares of common stock. The Company, in its sole discretion, may reallow all or a portion of its dealer manager fee to such participating broker-dealers as a marketing and due diligence expense reimbursement, based on factors such as the volume of shares sold by such participating broker-dealers and the amount of marketing support provided by such participating broker-dealers. No selling commissions or dealer manager fees are paid to the Company or other broker-dealers with respect to shares sold under the respective Managed REIT’s distribution reinvestment plans, under which the stockholders may elect to have distributions reinvested in additional shares.

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

In connection with the sale of INAV shares of common stock, the Company receives an asset-based dealer manager fee that is payable in arrears on a monthly basis and accrues daily in an amount equal to (1) 1/365th of 0.55% of the net asset value (“NAV”) for Wrap Class shares of common stock (“W Shares”) for such day, (2) 1/365th of 0.55% of the NAV for Advisor Class shares of common stock (“A Shares”) for such day and (3) 1/365th of 0.25% of the NAV for Institutional Class shares of common stock (“I Shares”) for such day. The Company, in its sole discretion, may reallow a portion of its dealer manager fee received on W Shares, A Shares and I Shares to participating broker-dealers. In addition, the Company receives a selling commission on A Shares sold in the primary offering of up to 3.75% of the offering price per share for A Shares, before reallowance of commissions earned by participating broker-dealers. The Company has and intends to continue to reallow 100% of selling commissions earned to participating broker-dealers. The Company also receives an asset-based distribution fee for A Shares that is payable in arrears on a monthly basis and accrues daily in an amount equal to 1/365th of 0.50% of the NAV for A Shares for such day. The Company, in its sole discretion, may reallow a portion of the distribution fee to participating broker-dealers. No selling commissions are paid to the Company or other broker-dealers with respect to W Shares or I Shares or on shares of any class of INAV common stock sold pursuant to INAV’s distribution reinvestment plan, under which the stockholders may elect to have distributions reinvested in additional shares, and no distribution fees are paid to the Company or other broker-dealers with respect to W Shares or I Shares.
All other organization and offering expenses associated with the sale of the Managed REITs’ and CCPT V’s common stock (excluding selling commissions and the distribution fee, each if applicable, and the dealer manager fee) are paid for in advance by the Company and subject to reimbursement by the Managed REITs and CCPT V, up to certain limits per the respective advisory agreement. As these costs are incurred, they are recorded as reimbursement revenue, up to the respective limit, and are included in dealer manager and distribution fees, selling commissions and offering reimbursements in the financial results for the PCM segment in Note 4. Expenses paid on behalf of the Managed REITs and CCPT V in excess of these limits that are expected to be collected are recorded as program development costs. As of December 31, 2013, the Company had $8.1 million of organization and offering costs paid on behalf of the Managed REITs and CCPT V in excess of the limits that have not been reimbursed, which are expected to be reimbursed by the Managed REITs and CCPT V as they raise additional proceeds from the respective offering. The program development costs are included in intangible and other assets, net in the accompanying consolidated balance sheets. Subsequent to December 31, 2013 through February 6, 2014, the Company had incurred $805,000 of additional organization and offering costs and the Managed REITs reimbursed the Company $672,000.
During the year ended December 31, 2013, the Company implemented an expense cap for INAV for the three months ended December 31, 2013, whereby the Company funded all general and administrative expenses of INAV that were in excess of an amount calculated by multiplying INAV’s average NAV for the three months ended December 31, 2013 by an annualized rate of 1.25% (the “Excess G&A”). General and administrative expenses include, but are not limited to, legal fees, audit fees, board of directors costs, professional fees, escrow and trustee fees, insurance, state franchise and income taxes and fees for unused amounts on INAV’s line of credit. At the Company’s discretion, it may fund the Excess G&A through reimbursement to INAV or payment to third parties on behalf of INAV, but in no event will INAV be liable to the Company in future periods for such amounts paid or reimbursed. This expense cap will remain in effect for the three months ending March 31, 2014. During the year ended December 31, 2013, the Company recorded $136,000 related to the Excess G&A, which is included in due to affiliates in the accompanying consolidated balance sheet.
The Company recorded commissions, fees and expense reimbursements as shown in the table below for services provided to the Managed REITs related to the services described above during the period from the Cole Holdings Merger Date to December 31, 2013 (in thousands). As the Company did not commence operations for the PCM segment until the Cole Holdings Merger Date, comparative financial data is not presented for the years ended December 31, 2012 and 2011.

	Period from the Cole Holdings Merger Date to December 31, 2013
	CCPT IV	CCIT	INAV	Total
Offering:
Selling commission revenue	$111,184	$106,655	$16	$217,855
Selling commissions reallowance expense	$111,184	$106,655	$16	$217,855
Dealer manager and distribution fee revenue	$32,495	$31,728	$194	$64,417
Dealer manager fees reallowance expense	$18,430	$18,122	$6	$36,558
Other expense reimbursement revenue	$32,892	$24,055	$294	$57,241

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Operations
The Company earns acquisition fees related to the acquisition, development or construction of properties on behalf of certain of the Managed REITs. In addition, the Company is reimbursed for acquisition expenses incurred in the process of acquiring properties up to certain limits per the respective advisory agreement. The Company is not reimbursed for personnel costs in connection with services for which it receives acquisition fees or real estate commissions. In connection with services provided by the Company related to the origination or refinancing of any debt financing obtained by certain Managed REITs that is used to acquire properties or to make other permitted investments, or that is assumed, directly or indirectly, in connection with the acquisition of properties, the Company receives a finance coordination fee and reimbursement, subject to certain limitations. In addition, the Company may earn disposition fees related to the sale of one or more properties, including those held indirectly through joint ventures, on behalf of a Managed REIT. Acquisition, finance coordination and disposition fees and reimbursements, as applicable, are included in transaction service fees in the financial results for the PCM segment in Note 4.
The Company earns advisory and asset and property management fees from certain Managed REITs and other affiliates. In addition, the Company may be reimbursed for expenses incurred in providing advisory and asset and property management services, subject to certain limitations. Advisory fees, asset and property management fees and reimbursements of expenses are included in management fees and reimbursements in the financial results for the PCM segment in Note 4.
The Company recorded fees and expense reimbursements as shown in the table below for services provided primarily to the Managed REITs related to the services described above during the period from the Cole Holdings Merger Date to December 31, 2013 (in thousands). As the Company did not commence operations for the PCM segment until the Cole Holdings Merger Date, comparative financial data is not presented for the years ended December 31, 2012 and 2011.

	Period from the Cole Holdings Merger Date to December 31, 2013
	CCPT II (1)	CCPT IV	CCIT	Other	Total
Operations:
Acquisition fee revenue	$—	$29,959	$39,345	$149	$69,453
Asset management fee revenue	$2,559	$—	$—	$735	$3,294
Property management and leasing fee revenue	$1,698	$—	$—	$538	$2,236
Advisory and performance fee revenue	$—	$7,878	$6,604	$755	$15,237
Operating expense reimbursement revenue	$933	$5,316	$3,240	$—	$9,489
________________
(1) Includes fees and reimbursements recorded for services provided to Cole Credit Property Trust II, Inc. (“CCPT II”) through July 17, 2013, the date of its merger with Spirit Realty Capital, Inc. (“Spirit”). In the connection with the merger between CCPT II and Spirit, the Company agreed to provide certain accounting and related services to Spirit for one quarter. During the year ended December 31, 2013, the Company recorded revenue of $1.3 million related to these services, which is not included in the table above and is included in management fees and reimbursements in the financial results for the PCM segment in Note 4.
Investment in REITs
As of December 31, 2013, the Company owned aggregate equity investments of $412,000 in the Unconsolidated Managed REITs, which is included in investment in unconsolidated entities in the accompanying consolidated balance sheets. The table below presents certain information related to the Company’s investments in the Unconsolidated Managed REITs as of December 31, 2013 (carrying amount in thousands):

	% of Outstanding Shares Owned	Carrying Amount of Investment
Unconsolidated Managed REIT	as of December 31, 2013	as of December 31, 2013
CCPT	0.01%	$5
CCPT IV	0.01%	143
CCIT	0.01%	99
INAV	0.32%	165
		$412

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

In addition, as of December 31, 2013, the Company had an aggregate investment of $400,000 in two REITs: CCPT V, which was in the registration process as of such date, and CCIT II, which had its registration statement declared effective by the SEC on September 17, 2013.
Due from Affiliates
As of December 31, 2013, $11.7 million was expected to be collected from the Managed REITs for services provided by the Company and expenses subject to reimbursement by the Managed REITs in accordance with their respective advisory and property management agreements and was included in due from affiliates on the accompanying consolidated balance sheet. In connection with the Cole Holdings Merger, the Company acquired two secured revolving line of credit agreements that provide for an aggregate of $2.9 million of available borrowings to CCPT. The line of credit agreements each bear a fixed interest rate of 5.75%, mature in March 2014 and are secured by a single retail property. At the Cole Holdings Merger Date, no amounts were outstanding under the lines of credit. During the year ended December 31, 2013, CCPT borrowed $300,000 on one of the lines of credit, which is included in due from affiliates in the accompanying consolidated balance sheet.
Pre-Merger Expenses
Prior to the Cole Holdings Merger, CCPT III was externally advised by a subsidiary of Holdings. CCPT III recorded fees and expense reimbursements for property management and advisory services provided by a subsidiary of Holdings of $16.7 million from January 1, 2013 through the Cole Holdings Merger Date and $112.2 million and $96.9 million, respectively, for the years ended December 31, 2012 and 2011.
NOTE 17 — EQUITY
Common Stock
The Company is authorized to issue up to 990.0 million shares of common stock, $0.01 par value per share. As of December 31, 2013, the Company had issued approximately 473.6 million shares, net of share redemptions, of which the approximately 4.3 million Escrow Shares, as discussed in Note 3, were not considered outstanding in accordance with GAAP. As of December 31, 2012, the Company had approximately 479.5 million shares issued and outstanding. On June 20, 2013, the Company listed its common stock on the NYSE under the ticker symbol “COLE.”
Preferred Stock
The Company is authorized to issue up to 10.0 million shares of preferred stock, $0.01 par value per share. As of December 31, 2013 and 2012, the Company did not have any preferred stock issued or outstanding. The Company’s board of directors has no present plans to issue shares of preferred stock, but it may do so at any time in the future without stockholder approval.
Prior Public Offerings, Distribution Reinvestment Plan and Share Redemption Program
The Company offered shares of common stock in its initial offering (the “Initial Offering”) from January 2009 to October 2010. At the completion of the Initial Offering, a total of approximately 217.5 million shares of common stock had been issued, including approximately 211.6 million shares issued in the primary offering and approximately 5.9 million shares issued pursuant to a distribution reinvestment plan (the “DRIP”). The remaining approximately 32.5 million unsold shares in the Initial Offering were deregistered.
The Company offered shares of its common stock pursuant to a follow-on offering (the “Follow-on Offering”) from October 2010 to April 2012. At the completion of the Follow-on Offering, a total of approximately 262.2 million shares of common stock had been issued, including approximately 242.9 million shares issued in the primary offering and approximately 19.3 million shares issued pursuant to the DRIP. The remaining approximately 12.8 million unsold shares in the Follow-on Offering were deregistered.

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

In addition, the Company registered 75.0 million shares of common stock under the DRIP pursuant to a registration statement filed on Form S-3 (the “DRIP Offering” and collectively with the Initial Offering and the Follow-on Offering, the “Offerings”), which was filed with the SEC on March 14, 2012 and automatically became effective with the SEC upon filing. On April 12, 2013, the Company announced that the board of directors, including all of the Company’s independent directors, had voted to suspend the DRIP. On June 17, 2013, the board of directors, including all of the Company’s independent directors, voted to terminate the DRIP effective as of the date of the Listing. Prior to the termination date, the Company had issued approximately 20.3 million shares pursuant to the DRIP Offering. During the year ended December 31, 2013, the Company deregistered the remaining approximately 54.7 million unsold shares.
In the Offerings, the Company issued approximately 499.9 million shares of its common stock for aggregate gross proceeds of $5.0 billion (including shares sold pursuant to the DRIP), before share redemptions pursuant to the share redemption program of $174.7 million and offering costs, selling commissions and dealer management fees of $463.2 million.
In connection with the Cole Holdings Merger, the Company issued approximately 12.8 million shares of the Company’s common stock during the year ended December 31, 2013 in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. The Company redeemed approximately 796,000 shares to satisfy applicable tax withholdings related to the Upfront Stock Consideration and Listing Consideration.
The Company had a share redemption program whereby stockholders could sell shares of the Company’s common stock to the Company in compliance with the applicable requirements and guidelines of the Company’s share redemption program. On April 12, 2013, the Company’s board of directors, including all of its independent directors, voted to suspend the share redemption program in anticipation of the planned listing of its shares of common stock on the NYSE. On June 17, 2013, the Company’s board of directors, including all of its independent directors, voted to terminate the share redemption program effective as of the date of the Listing, and the share redemption program was terminated as of such date. During the year ended December 31, 2013, the Company received valid redemption requests relating to approximately 5.3 million shares, which were redeemed in full for $52.3 million (an average of $9.82 per share).
Tender Offer
On June 20, 2013, the Company commenced a modified “Dutch auction” tender offer to purchase for cash up to $250.0 million in value of shares of its common stock from its stockholders, which expired on August 8, 2013 (the “Tender Offer”). As a result of the Tender Offer, the Company purchased approximately 20.4 million shares of common stock properly tendered and not properly withdrawn prior to the expiration of the Tender Offer at a purchase price of $12.25 per share, for an aggregate purchase price of $250.0 million, excluding fees and expenses relating to the Tender Offer. The Company funded the purchase price for shares of common stock accepted for payment pursuant to the Tender Offer, and related fees and expenses, from available cash and borrowings under the Credit Facility.
Fractional Share Redemptions
In connection with the Listing, the Company’s board of directors, including all of its independent directors, approved eliminating all outstanding fractional shares of the Company’s common stock no earlier than the 11th business day following the completion or termination of the Tender Offer by paying each holder of a fractional share as of the record date for the payments an amount in cash equal to the fraction of a share being repurchased multiplied by the average closing price of the Company’s common stock on the NYSE for the ten trading days ending on the trading day prior to the record date, rounded to the nearest whole cent. During the year ended December 31, 2013, the Company redeemed an aggregate of approximately 35,000 fractional shares for $394,000 (an average of $11.18 per share).
Share Repurchase Program
The Company’s board of directors adopted a share repurchase program (the “Share Repurchase Program”), authorizing the repurchase by the Company, from time to time, of the Company’s shares of common stock for an aggregate purchase price (excluding fees, commissions and all other ancillary expenses) of up to $250.0 million commencing no earlier than the 11th business day following the completion or termination of the Tender Offer. Pursuant to the ARCP Merger Agreement, as of December 31, 2013, the Company generally could not repurchase shares of its common stock, except as otherwise provided in the ARCP Merger Agreement. No shares were repurchased under the Share Repurchase Program as of December 31, 2013.   In connection with the consummation of the ARCP Merger, the Share Repurchase Program was terminated.

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

NOTE 18 — STOCK-BASED COMPENSATION
Equity Incentive Plans
During the year ended December 31, 2013, the Company’s board of directors, upon the recommendation of a special committee comprised solely of independent directors, approved and adopted the Cole Credit Property Trust III, Inc. 2013 Omnibus Employee Incentive Plan (the “Employee Plan”) and the Cole Credit Property Trust III, Inc. 2013 Non-Employee Director Plan (the “Non-Employee Director Plan”, and together with the Employee Plan, the “Equity Plans”). The Equity Plans were adopted and became effective on May 8, 2013 and, unless earlier terminated by the board of directors, will terminate on May 8, 2023. The compensation committee of the Company’s board of directors administers the Equity Plans. Pursuant to the Employee Plan, approximately 40.2 million shares of common stock of the Company, subject to adjustment, are reserved for issuance, and pursuant to the Non-Employee Director Plan, a total of 500,000 shares of common stock of the Company, subject to adjustment, are reserved for issuance. The Equity Plans provide for the grant of non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock units, dividend equivalents and other stock-based awards. The Employee Plan also provides for the grant of stock options intended to be incentive stock options under Section 422 of the Internal Revenue Code and cash-based awards. Awards under the Employee Plan may only be granted to employees and consultants of the Company, while awards under the Non-Employee Director Plan may only be granted to non-employee directors of the Company’s board of directors. Under the Non-Employee Director Plan, the maximum number of awards that may be granted to any non-employee director in a calendar year may not exceed a grant date fair market value of $300,000.
In July 2013 and August 2013, the compensation committee of the Company’s board of directors approved the grant of approximately 2.3 million restricted share units (“RSUs”) to certain Company employees, including the Company’s chief executive officer and its other executive officers, and approximately 592,000 performance share units (“PSUs”) to the Company’s chief executive officer and its other executive officers under the Employee Plan. The RSUs are scheduled to vest and will be settled in shares of the Company’s common stock in installments subject to the employee’s continued employment over a three-year period. The PSUs have a performance vesting condition based on the Company’s achievement of total stockholder return relative to the total stockholder return of a specified peer group and a continued employment condition over a three-year period, and will be settled in shares of the Company’s common stock in installments at the end of the three-year period.
In addition, in August 2013, the compensation committee of the Company’s board of directors approved the grant of approximately 27,000 RSUs under the Non-Employee Director Plan to non-employee directors of the Company. These RSUs are scheduled to vest on July 1, 2014, subject to the non-employee director’s continued service as a director of the Company through the vesting date.
The following table summarizes the Company’s non-vested share awards activity under the Equity Plans during the year ended December 31, 2013:

	RSU Awards		PSU Awards
	Shares	Weighted Average Grant Date Fair Value (1)	Shares	Weighted Average Grant Date Fair Value (2)
Non-vested at December 31, 2012	—	—	—	—
Granted	2,283,744	$10.56	591,929	$7.04
Vested	—	—	—	—
Forfeited	(12,543)	10.56	—	—
Non-vested at December 31, 2013	2,271,201	$10.56	591,929	$7.04
________________

(1)
The grant date fair values of the RSUs were based on the closing price reported for the Company’s common stock on the NYSE on the respective grant date. Certain RSUs are subject to a two-year restriction period, and, therefore, the fair value for such RSUs was adjusted for a lack of marketability discount of 15%.

(2)
The grant date fair values for the PSUs were determined using a Monte Carlo simulation model on a risk-neutral basis. The key assumptions used in the model were primarily based on available Company data and data of companies with similar operations to the Company and included: (1) an expected volatility rate of 32%; (2) a dividend yield of 6%; (3) a risk-free interest rate of 0.64%; and (4) a lack of marketability discount of 15%, as applicable.

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

During the year ended December 31, 2013, the Company recognized $4.5 million of stock-based compensation expense related to the Equity Plans, which is included in general and administrative expenses in the accompanying consolidated statements of operations. The Company used historical staff turnover rates to estimate the forfeiture rate for its non-vested RSUs granted to employees of the Company, which is reflected as a reduction to stock-based compensation expense. In accordance with the Equity Plans, the Company will pay cash dividends related to the RSUs and PSUs on each respective vesting date. These dividends are forfeitable if the respective employee or non-employee director is no longer employed by or serving on the board of directors of, as applicable, the Company on the vesting date. As of December 31, 2013, the Company recorded $1.1 million of dividends payable for dividends that would have been paid had the RSUs and PSUs been issued on the respective grant date, adjusted for the forfeiture rate discussed above. These dividends payable are included in the accompanying consolidated balance sheet in deferred rent, derivative and other liabilities.
As of December 31, 2013, the Company had $19.5 million of unrecognized compensation expenses related to the RSUs, which will be recognized over the remaining weighted average vesting period of approximately 1.5 years, and $3.5 million of unrecognized compensation expenses related to the PSUs, which will be recognized over the remaining weighted average vesting period of approximately 2.4 years.
As discussed in Note 3, at the Effective Time, each of the Company’s outstanding RSUs and PSUs vested in full and were converted into the right to receive the ARCP Merger Consideration. Each PSU was deemed earned based on the average of the target and maximum percentage payout percentages set forth under the terms of the award agreement applicable to such PSU. In addition, in connection with the closing of the ARCP Merger, the Company terminated the Equity Plans.
Merger Related Stock-Based Compensation
The Company issued the Escrow Shares in connection with the Cole Holdings Merger and the Listing. The Company recognized $36.8 million of merger related stock-based compensation expense related to the Escrow Shares during the year ended December 31, 2013. See Note 3 for further discussion.
NOTE 19 — EARNINGS PER SHARE
The Escrow Shares are included in the computation of earnings per share under the two-class method as they contain non-forfeitable rights to dividends and are considered to be participating securities in accordance with GAAP. The two-class method is an earnings allocation formula that determines earnings per share for each class of common shares and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. The Escrow Shares contain rights to receive non-forfeitable dividend equivalents, and therefore the Company applies the two-class method of computing earnings per share. The calculation of earnings per share below excludes the income attributable to the Escrow Shares from the numerator. The following table summarizes basic and diluted earnings (in thousands, except share and per share amounts):

	Year Ended December 31,
	2013	2012	2011
Numerator:
Net income attributable to the Company	$122,990	$203,338	$45,296
Dividends paid and declared on Escrow Shares	(2,140)	—	—
Adjusted net income attributable to the Company - basic and diluted	$120,850	$203,338	$45,296

Denominator:
Weighted average number of common shares outstanding - basic	479,354,230	463,216,187	309,363,838
Effect of dilutive securities	10,992,532	—	—
Weighted average number of common shares outstanding - diluted	490,346,762	463,216,187	309,363,838

Basic earnings per common share:
Adjusted net income per common share attributable to the Company	$0.25	$0.44	$0.15
Diluted earnings per common share:
Adjusted net income per common share attributable to the Company	$0.25	$0.44	$0.15

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

In accordance with GAAP, shares of common stock included in the Company’s diluted earnings per common share determination consist of the Merger Contingent Consideration pursuant to the Cole Holdings Merger Agreement using the if-converted method and unvested shares from the Escrow Share arrangements using the treasury share method. A total of 2,080,029 shares of common stock for the year ended December 31, 2013 were excluded from the earnings per share computations above as their effect would have been antidilutive.
NOTE 20 — INCOME TAXES
As a REIT, the Company generally is not subject to federal income tax, with the exception of its TRS. However, the Company, including its TRS, is still subject to certain state and local income taxes in the various jurisdictions in which it operates.
Based on the above, the PCM segment, substantially all of which is conducted through a TRS, recognized a provision for federal and state income taxes of $18.0 million for the year ended December 31, 2013. No provision for income taxes was recognized for the years ended December 31, 2012 and 2011 as the Company did not commence operations for the PCM segment until the Cole Holdings Merger Date. The difference in the provision for income taxes reflected in the consolidated statements of operations as compared to the provision calculated at the statutory federal income tax rate is primarily attributable to various permanent differences and state and local income taxes.
The components of the provision for income taxes for the year ended December 31, 2013 are as follows:

Current
Federal	$30,725
State	4,620
Total	35,345

Deferred
Federal	(15,111)
State	(2,272)
Total	(17,383)

Total provision for income taxes	$17,962
The components of the deferred tax assets (liabilities) as of December 31, 2013, which are included in the accompanying consolidated balance sheet in intangible and other assets, net, are as follows:

Contingent consideration	$21,454
Intangible assets	(20,680)
Accrued compensation	8,077
Fixed assets	(6,171)
Product development costs	4,169
Stock compensation	3,287
Other	1,869
Total net deferred tax asset (liability)	$12,005
During the years ended December 31, 2013, 2012 and 2011, the REI segment recognized state income and franchise taxes of $2.5 million, $1.8 million and $1.3 million, respectively, which are included in general and administrative expenses in the accompanying consolidated statements of operations.
The Company had no unrecognized tax benefits as of or during the years ended December 31, 2013, 2012 and 2011. Any interest and penalties related to unrecognized tax benefits would be recognized within the provision for income taxes in the accompanying consolidated statements of operations. The Company files income tax returns in the U.S. federal jurisdiction, as well as various state jurisdictions, and is subject to routine examinations by the respective tax authorities. With few exceptions, the Company is no longer subject to federal or state examinations by tax authorities for years before 2009.

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

NOTE 21 — OPERATING LEASES
The Company’s properties are leased to tenants under operating leases for which the terms and expirations vary. The leases frequently have provisions to extend the lease agreement and other terms and conditions as negotiated. The Company retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. As of December 31, 2013, the weighted average remaining lease term, including the Consolidated Joint Ventures’ leases, was 11.6 years.
The future minimum rental income from the Company’s investment in real estate assets under non-cancelable operating leases as of December 31, 2013 is as follows (in thousands):

Year Ending December 31,	Amount
2014	$600,945
2015	596,576
2016	581,844
2017	568,381
2018	545,257
Thereafter	4,105,259
Total	$6,998,262
The Company leases its facilities under operating lease agreements for which the terms and expirations vary. The leases frequently have provisions to extend the lease agreement and other terms and conditions as negotiated. The Company recognizes rent expense on a straight-line basis over the term of the lease. The future minimum rental payments due under the leases as of December 31, 2013 are as follows (in thousands):

Year Ending December 31,	Amount
2014	$4,327
2015	4,327
2016	4,186
2017	3,760
2018	3,760
Thereafter	19,118
Total	$39,478
NOTE 22 — SUBSEQUENT EVENTS
The Company has evaluated subsequent events from December 31, 2013 through March 14, 2014, the date the financial statements were available to be issued.

Closing of ARCP Merger
Subsequent to December 31, 2013, the ARCP Merger was consummated. See Note 3 for further information regarding the ARCP Merger, and see Note 18 for further information on the termination of the Equity Plans. In connection with the consummation of the ARCP Merger, the Credit Facility was fully repaid and the Amended and Restated Credit Agreement was terminated. See Note 12 for further discussion.
Other Transactions
Real Estate Investment Segment
Subsequent to December 31, 2013 through February 6, 2014, the day immediately prior to the date of the consummation of the ARCP Merger, the Company acquired nine commercial real estate properties for an aggregate purchase price of $101.0 million and sold its interest in one of the Unconsolidated Joint Ventures for a price of $46.5 million. In addition, the Company sold six CMBS, as discussed in Note 9.

COLE REAL ESTATE INVESTMENTS, INC.
(F/K/A COLE CREDIT PROPERTY TRUST III, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Private Capital Management Segment
Subsequent to December 31, 2013 through February 6, 2014, the day immediately prior to the date of the consummation of the ARCP Merger, the PCM segment raised $420.1 million of capital on behalf of the Managed REITs, which included approximately $26.0 million pursuant to the distribution reinvestment plans for such programs, and facilitated the acquisition of $185.3 million of real estate investments on behalf of the Managed REITs. In addition, subsequent to December 31, 2013, the Company issued a $10.0 million subordinate revolving line of credit to CCIT II, which bears interest at a rate per annum equal to the one-month LIBOR plus 2.20% and matures on January 13, 2015. As of February 6, 2014, approximately $5.8 million was outstanding under the revolving line of credit.